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Exhibit 10.49

[*]
Confidential Treatment Requested. Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

ASSET PURCHASE AND SALE AGREEMENT

(Dated as of January 31, 2006)

by and among

SANMINA-SCI CORPORATION,

and

SANMINA -SCI USA, INC.

and

SANMINA-SCI SYSTEMS SINGAPORE PTE. LTD.

and

ADAPTEC, INC.

and

ADAPTEC MANUFACTURING (S) PTE. LTD

TABLE OF CONTENTS

		Page(s)
ARTICLE I	DEFINITIONS	1
	1.1 Certain Definitions	1
ARTICLE II	PURCHASE AND SALE OF ASSETS	8
	2.1 Purchase and Sale of Assets	8
	2.2 Assumption of Liabilities	10
	2.3 Closing	12
	2.4 Post-Closing Purchase Price Adjustments	13
	2.5 Prorations	15
	2.6 Taxes	15
	2.7 Exemptions	16
	2.8 Nontransferable Assets	16
	2.9 Taking of Necessary Action; Further Action	17
	2.10 Allocation of Purchase Price Consideration	17
	2.11 Earn-Out Consideration	17
ARTICLE III	REPRESENTATIONS AND WARRANTIES OF SELLER	20
	3.1 Organization, Qualification, and Corporate Power	21
	3.2 Authorization	21
	3.3 No Conflicts	21
	3.4 Consents	21
	3.5 Business Unit Financial Data	21
	3.6 Legal Compliance	22
	3.7 Tax Matters	22
	3.8 Title of Properties; Absence of Liens and Encumbrances; Condition of Equipment	22
	3.9 Intellectual Property	23
	3.10 Contracts	25
	3.11 Insurance	26
	3.12 Litigation	26
	3.13 Restrictions on Business Activities	26
	3.14 Product Warranty	26
	3.15 Employees	26
	3.16 Employee Matters and Benefit Plans	26

i

	3.17 Labor Matters	27
	3.18 Environment, Health and Safety	27
	3.19 Real Estate Representations	28
	3.20 Fees	29
	3.21 Sufficiency of Purchased Assets	29
	3.22 Operations Permits	29
	3.23 Non-Governmental Certifications	29
	3.24 Customers	30
	3.25 Suppliers	30
	3.26 No Adverse Developments	30
	3.27 Inventories	30
ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER	30
	4.1 Organization, Qualification, and Corporate Power	30
	4.2 Authorization	31
	4.3 No Conflicts	31
	4.4 Consents	31
	4.5 Payment of Purchase Price	31
ARTICLE V	PRE-CLOSING COVENANTS	32
	5.1 Operation of Business	32
	5.2 Access to Information	33
	5.3 Notice of Developments	34
	5.4 No Solicitation	34
	5.5 Reasonable Efforts	34
	5.6 Notices and Consents	34
	5.7 Employee Matters	35
ARTICLE VI	OTHER AGREEMENTS AND COVENANTS	36
	6.1 Confidentiality	36
	6.2 Additional Documents and Further Assurances	36
	6.3 Covenant Not to Compete	36
	6.4 Covenants Regarding Books and Records and Retained Materials	38
	6.5 Amendment to Singapore Transaction Inventory Put	39
ARTICLE VII	CONDITIONS TO THE CLOSING	39
	7.1 Conditions to Parent's and Buyer's Obligation to Close	39

	7.2 Conditions to Seller's Obligations to Close	41
ARTICLE VIII	SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS	42
	8.1 Representations, Warranties and Covenants	42
ARTICLE IX	INDEMNIFICATION	42
	9.1 Indemnification by Seller	42
	9.2 Indemnification by Buyer and Parent	43
	9.3 Notice and Opportunity to Defend	43
	9.4 Remedies	44
	9.5 Certain Limitations	44
ARTICLE X	TERMINATION	46
	10.1 Termination of the Agreement	46
	10.2 Effect of Termination	46
ARTICLE XI	MISCELLANEOUS	47
	11.1 Press Releases and Public Announcements	47
	11.2 No Third Party Beneficiaries	47
	11.3 Entire Agreement and Modification	47
	11.4 Amendment	47
	11.5 Waivers	47
	11.6 Successors and Assigns	47
	11.7 Counterparts	48
	11.8 Headings	48
	11.9 Notices	48
	11.10 Governing Law	48
	11.11 Severability	49
	11.12 Expenses	49
	11.13 Construction	49
	11.14 Seller Disclosure Letter	49
	11.15 Attorneys' Fees	49
	11.16 Further Assurances	49
	11.17 Time of Essence	49
	11.18 Consent to Jurisdiction	49
	11.19 Schedules and Exhibits	50
	11.20 Guarantee by Parent	50

EXHIBITS

Exhibit A	—	Form of Buyer Supply Agreement
Exhibit B	—	Form of Lease Assumption Agreement
Exhibit C	—	Form of License Agreement
Exhibit D	—	Form of Transition Services Agreement

SCHEDULES

Schedule 1.1(k)	Business Designs
Schedule 1.1(l)	Business Intellectual Property
Schedule 1.1(m)	Business Software
Schedule 1.1(o)	Capitalized Fixed Assets
Schedule 1.1(v)	Employees
Schedule 1.1(cc)	Expensed Fixed Assets
Schedule 1.1(ee)	Finished Goods Inventory
Schedule 1.1(yy)	Qualified Products
Schedule 1.1(mmm)	Transferred Trademarks and Domain Names
Schedule 2.1(b)(iii)(A)	Tangible Property Leases (Seller as Lessor)
Schedule 2.1(b)(iii)(B)	Tangible Property Leases (Seller as Lessee)
Schedule 2.1(b)(iv)	Real Property Leases
Schedule 2.1(b)(vii)	Assigned Contracts
Schedule 2.1(b)(viii)	Assigned Permits
Schedule 2.1(b)(ix)	Prepaid Expenses
Schedule 2.1(c)(xv)	Excluded Assets
Schedule 2.2(b)(vii)	Outstanding Purchase Orders
Schedule 2.10	Purchase Price Allocation
Schedule 2.11(b)(ii)	Qualified Business Customers
Schedule 2.11(d)	Payment Schedule
Schedule 5.7(a)	Offered Employees
Schedule 5.7(b)	Employee Retention Bonus Reserve
Schedule 6.3(c)	Jupiter Products
Schedule 6.5	Singapore Business Products Inventories
Schedule 7.1(e)	Required Third-Party Notices and Consents
Schedule 7.1(f)(ii)	Conveyance Documents
Schedule 7.1(f)(v)	Liens
Schedule 7.1(j)	Requisite Transferred Employee Base

ASSET PURCHASE AND SALE AGREEMENT

        THIS ASSET PURCHASE AND SALE AGREEMENT (this "Agreement") is made and entered into as of January 31, 2006, by and among Sanmina-SCI Corporation, a Delaware corporation ("Parent"), and Sanmina-SCI USA, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Buyer") and Sanmina-SCI Systems Singapore Pte. Ltd., a wholly-owned subsidiary of Parent ("Sanmina-Singapore"), on the one hand, and on the other hand, Adaptec, Inc., a Delaware corporation ("Seller") and Adaptec Manufacturing (S) Pte. Ltd., a Singapore corporation and a wholly-owned subsidiary of Seller ("Adaptec-Singapore"). Parent, Buyer, Seller and Adaptec-Singapore are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

RECITALS

        A.    Seller is engaged in the Business (as hereinafter defined) at the Facility (as hereinafter defined), which is located in Colorado Springs, Colorado.

        B.    Seller and Adaptec Singapore desire to sell to Buyer and Sanmina-Singapore, and Buyer and Sanmina-Singapore desire to purchase from Seller and Adaptec Singapore, on the terms and subject to the conditions set forth herein, the Purchased Assets of Seller described herein, and Seller desires Buyer to assume the Assumed Liabilities, which Buyer would agree to assume on the terms and subject to the conditions set forth herein.

        C.    Seller, Adaptec Singapore, Buyer and Sanmina-Singapore intend to amend and modify the Singapore Supply Agreement (as defined below) pursuant to Section 6.5 hereof.

        C.    The Board of Directors of each of Parent, Buyer, Sanmina-Singapore, Seller and Adaptec-Singapore believes it is in the best interests of its respective corporation and stockholders that the transactions contemplated hereby be consummated and, in furtherance thereof, has approved this Agreement and the transactions contemplated hereby.

        D.    Parent, Buyer, Sanmina-Singapore, Seller and Adaptec-Singapore desire to make certain representations, warranties, covenants and other agreements in connection with the transactions contemplated hereby.

        NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

ARTICLE I

DEFINITIONS

        1.1    Certain Definitions.    As used in this Agreement, the following terms have the following meanings (terms defined in the singular to have a correlative meaning when used in the plural and vice versa). Certain other terms are defined in the text of this Agreement.

          (a)   "Actions or Proceeding" means any action, suit, proceeding or arbitration.

          (b)   "Affiliate" means any Person that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by voting power, Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning ten percent (10%) or more of the voting securities of another Person shall be deemed to control that Person.

          (c)   "Ancillary Agreements" shall have the meaning given to such term in Section 2.3(e).

          (d)   "Assets" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, owned by such Person, including without limitation, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory and goods.

          (e)   "Assumed Employment Liabilities" means, and is limited to, the Employment Liabilities with respect to the Transferred Employees for accrued vacation time that is accrued on the books and records of Seller as of the Closing Date for periods prior to the Closing Date and which has not been paid or satisfied by Seller by the Closing Date ("Accrued Vacation"), but, with respect to each Transferred Employee, not in excess of such Transferred Employee's Maximum Assumed Accrued Vacation (as defined below). For purposes of this definition, an individual Transferred Employee's "Maximum Assumed Accrued Vacation" is an amount equal to the lesser of (i) forty (40) hours of such Transferred Employee's Accrued Vacation or (ii) such Transferred Employee's actual Accrued Vacation as of the Closing Date.

          (f)    "Assumed Liabilities" shall have the meaning given to such term in Section 2.2(b).

          (g)   "Benefit Plan" means any Retirement Plan and any plan, program, policy, contract, agreement or other arrangement providing for compensation, loans (other than travel allowances and relocation packages), severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, health, sickness, dental, vision, life, disability, sabbatical, or accidental death and dismemberment benefits, or other employee benefits or remuneration of any kind, whether written or unwritten, funded or unfunded, including, without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA, which is or has been maintained, contributed to, or required to be contributed to, by the Seller or its ERISA Affiliates for the benefit of any Transferred Employee, or with respect to which the Seller or its ERISA Affiliates have or may have any liability or obligation to any Transferred Employee.

          (h)   "Books and Records" of any Person means, with respect to a particular line of business conducted by such Person, all files, documents, instruments, papers, books and records relating to such line of business and its operations, condition (financial or other), results of operations and the Assets of such Person used in such line of business, including without limitation, statements of operations, budgets, reliability and cost data, pricing guidelines, ledgers, journals, deeds, title policies, copies of Contracts, copies of Permits, customer lists, operational data and plans and environmental studies and plans relating to such line of business.

          (i)    "Business" means Seller's operations to develop, design, supply, manufacture and market block-based storage solutions, which consist of the integration and development of RAID (redundant array of independent disks) controllers and external storage enclosures; provided that the Business does not include the business of developing, designing, supplying or manufacturing RAID controllers, the business of marketing RAID controllers as standalone products, or the business of developing or marketing software or other components of RAID controllers as standalone products.

          (j)    "Business Day" shall mean a day other than Saturday and Sunday or any day on which banks located in the State of New York or the State of California are authorized or obligated to close.

          (k)   "Business Designs" means the specifications, architecture, and design documents for the storage enclosure products listed in Schedule 1.1(k).

          (l)    "Business Intellectual Property" shall mean Intellectual Property owned by Seller and used primarily in the conduct of the Business in the manner conducted by Seller as of the date hereof and the Closing Date. The Business Intellectual Property includes the Seller Registered

  Business Intellectual Property (as defined below) which is listed in Section 3.9(a)(i) of the Seller Disclosure Letter and the patents, patent applications and invention disclosures listed on Schedule 1.1(l).

          (m)  "Business Software" means the software listed in Schedule 1.1(m).

          (n)   "Buyer Supply Agreement" means that certain Storage System Product Supply Agreement substantially in the form set forth in Exhibit A hereto to be entered into by Buyer and Seller (and Parent, for the purposes of having Parent guarantee the performance of Buyer's obligations thereunder).

          (o)   "Capitalized Fixed Assets" means all items of plant, equipment, machinery, tools, furniture and furnishings and other tangible assets listed on Schedule 1.1(o), provided, however, that as defined herein, Capitalized Fixed Assets shall not include: (i) the Expensed Finished Assets, (ii) the Finished Goods Inventory, (iii) any of the Excluded Assets, (iv) the Facility, (v) any leasehold improvements or fixtures, any buildings or other structures, or (vi) any information technology systems or custom equipment.

          (p)   "Closing Date" means the date which is two (2) Business Days following the satisfaction or, if permitted pursuant to the terms of Article VII hereof, waiver of the conditions to Closing set forth in Article VII hereof, or at such other date as the parties hereto shall mutually agree.

          (q)   "Closing Net Asset Value" shall mean an amount equivalent to the Net Asset Value as set forth in the Closing Net Asset Value Statement.

          (r)   "Closing Net Asset Value Statement" shall have the meaning given to such term in Section 2.4(a).

          (s)   "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

          (t)    "Contract" means any written or legally binding oral agreement, contract, understanding, license, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.

          (u)   "Definitive Agreements" means, collectively, this Agreement and the Ancillary Agreements.

          (v)   "Employees" means the current employees (including without limitation, the Transferred Employees), of Seller or any Subsidiary of Seller listed in Schedule 1.1(v), each of whom is employed in connection with the Business.

          (w)  "Employee Retention Bonus Reserve" means a reserve to fund payment of certain bonuses (the "Employee Retention Bonuses") Buyer and Seller have agreed will be paid to certain of the Transferred Employees. The Transferred Employees eligible to receive Employee Retention Bonuses and the amount of the Employee Retention Bonus each such Transferred Employee is eligible to receive is set forth on Schedule 5.7(b) hereto. The Employee Retention Bonuses Reserve will equal the sum of such Employee Retention Bonuses.

          (x)   "Employment Agreement" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visa or work permit between Seller or any Subsidiary and any Employee.

          (y)   "Employment Liabilities" shall mean any and all claims, debts, liabilities, commitments and obligations, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, however arising, including all costs and expenses relating thereto arising under law, rule, regulation, permit, action or proceeding before any governmental authority, order or consent decree or any award of any arbitrator of any kind payable to any Benefit Plan, Employment Agreement relating to an Employee and arising from such Employee's employment with Seller or any ERISA Affiliate prior to the Closing Date, including, without limitation, any Termination Liabilities.

          (z)   "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          (aa)    "ERISA Affiliate" shall mean each majority-owned subsidiary of Seller and any Person under common control with each Seller or any of Seller's majority-owned Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

          (bb)    "Excluded Liabilities" shall have the meaning given to such term in Section 2.2(c).

          (cc)    "Expensed Fixed Assets" means all items of computers and computer supplies, office materials and supplies and other tangible assets listed on Schedule 1.1(cc), provided, however, that as defined herein, Expensed Fixed Assets shall not include: (i) the Capitalized Fixed Assets, (ii) the Finished Goods Inventory, (iii) any of the Excluded Assets, (iv) the Facility and (v) any leasehold improvements or fixtures, any buildings or other structures, or (vi) any information technology systems or custom equipment.

          (dd)    The "Facility" means the office facility used in the operation of the Business and located at Suite 100 of the Research Park Five Building, 5385 Mark Dabling Boulevard, Colorado Springs, Colorado 80918.

          (ee)    "Finished Goods Inventory" means the items of finished goods inventory of the Business listed and described in Schedule 1.1(ee) and "Consigned Finished Goods Inventory" means any Finished Goods Inventory which is located at a consigned customer site as specified in Schedule 1.1(ee).

          (ff)    "Governmental Body" means any applicable: (i) nation, province, state, county, city, town, village, district, or other jurisdiction of any nature; (ii) federal, provincial, state, local, municipal, foreign, or other government; (iii) governmental or quasi governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); or (iv) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

          (gg)    "Indebtedness" of any Person means all monetary obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases or (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

          (hh)    "Intellectual Property" means any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) United States and foreign patents and utility models and applications therefor and all reissues, divisions, reexaminations, renewals, extensions, provisionals, continuations and continuations in-part thereof ("Patents"); (ii) inventions (whether patentable or not), improvements, trade secrets, proprietary information, know-how, and any rights in technology, invention disclosures, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) domain names, uniform resource locators ("URLs"), other names and locators associated with the Internet, and applications or registrations therefor ("Domain Names"); (v) industrial designs and any registrations and applications therefor; (vi) trade names, logos, common law trademarks and service marks, trademark and service mark registrations, related goodwill and applications therefor throughout the world ("Trademarks"); (vii) all rights in databases and data collections; (viii) all moral and economic rights of authors and inventors, however denominated; and (ix) any similar or equivalent rights to any of the foregoing (as applicable).

          (ii)    "Intellectual Property Contracts" shall have the meaning given to such term in Section 3.9(a)(ii).

          (jj)    "Law" means any applicable law, statute, rule, regulation, ordinance, extension order, or other pronouncement having the effect of law of the United States, any foreign country or any U.S. or foreign state, county, city or other political subdivision or of any Governmental Body.

          (kk)    "Lease Assumption Agreement" shall mean that certain Assignment, Assumption and Consent to Assignment Agreement substantially in the form attached as Exhibit B hereto between Buyer and Parent and the lessor of the Facility, pursuant to which Buyer and Parent shall assume Seller's obligation under the Real Property Lease for the Facility.

          (ll)    "Liability" means any Indebtedness, obligation or other liability of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

          (mm)    "License Agreement" means that certain License Agreement substantially in the form attached as Exhibit C hereto between Seller and Buyer.

          (nn)    "Lien" means any mortgage, pledge, lien, charge, claim, security interest, adverse claims of ownership or use, restrictions on transfer, defect of title or other encumbrance of any sort, other than (a) mechanic's, materialmen's, and similar liens that arise by operation of law and relate to amounts not yet due and payable, and (b) customary liens for Taxes not yet due and payable.

          (oo)    "Material Adverse Effect" means with respect to (i) Parent or Buyer, any material adverse change in the business, operations, assets (including intangible assets), liabilities (contingent or otherwise), results of operations or financial performance, condition (financial or otherwise) of such Party, which is material to Parent and Buyer, taken as a whole, and (ii) with respect to Seller, any material adverse change in the business, operations, assets (including intangible assets), liabilities (contingent or otherwise), results of operations or financial performance or condition (financial or otherwise) of Seller which is material to the Business taken as a whole; provided, however, that in determining whether or not a Material Adverse Effect has occurred, any effect to the extent attributable to the following shall not be considered: (a) changes in laws, rules or regulations of general applicability or interpretations thereof by governmental entities, (b) changes affecting the computing and storage segments of the electronics industry, provided that such changes do not affect such Person in a substantially disproportionate manner than the effect of such changes on such industry segments as a whole; and (c) any effect resulting from the announcement of this Agreement in accordance with this Agreement.

          (pp)    "Multiemployer Plan" shall mean any "Pension Plan" which is a "multiemployer plan," as defined in Section 3(37) of ERISA.

          (qq)    "Net Asset Value" shall mean an amount equivalent to: (i) the sum of (A) the net book value of the Capitalized Fixed Assets on the books of Seller on the Closing Date, plus (B) the fair market value of the Expensed Fixed Assets on the books of Seller on the Closing Date, plus (C) for each unit of Finished Goods Inventory (other than Consigned Finished Goods Inventory) that does not incorporate a disk drive, an amount equal to [*] of the Bill of Material Cost (as defined below) for such unit of Finished Goods Inventory on the Closing Date plus (D) for each unit of Consigned Finished Goods Inventory that does not incorporate a disk drive, an amount equivalent to [*] of the Bill of Material Cost for such unit of Consigned Finished Goods Inventory on the Closing Date plus the actual historical freight costs incurred by Seller to ship such unit of

  Consigned Finished Goods Inventory to the applicable customer's site, plus (E) for each unit of Finished Goods Inventory (other than Consigned Finished Goods Inventory) into which a disk drive is incorporated, an amount equal to the Baseline Material Costs (as defined in the Singapore Supply Agreement) for such unit of Finished Goods Inventory plus (1) [*] for all components of such unit other than disk drives and (2) [*] for disk drives in such unit, plus (F) for each unit of Consigned Finished Goods Inventory into which a disk drive is incorporated, an amount equal to the Baseline Material Costs (as defined in the Singapore Supply Agreement) for such unit plus (1) [*] for all components of such unit other than disk drives and (2) [*] for disk drives in such unit and (3) the actual historical freight costs incurred by Seller to ship such unit of Consigned Finished Goods Inventory to the applicable customer's site: minus (ii) the sum of (A) the amount of the Assumed Employment Liabilities plus (B) the amount of the Employee Retention Bonus Reserve. As used in this definition, the term "Bill of Material Cost" shall, with respect to a unit of Finished Goods Inventory, mean the actual cost to Seller of the materials and components incorporated into such unit.

          (rr)    "Order" means any writ, judgment, decree, injunction, administrative order, directive or similar order or directive of any Governmental Body (in each such case whether preliminary or final).

          (ss)    "Pension Plan" shall mean each Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

          (tt)    "Permit" shall mean a license, permit, authorization, registration, certificate, variance, approval, consent and franchise and similar right obtained from governments and any Governmental Body, and any pending applications relating to any of the foregoing.

          (uu)    "Person" means any individual, corporation (including any non profit corporation), company, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Body or other entity.

          (vv)    "Preliminary Net Asset Value" shall have the meaning given to such term in Section 2.3(c)

          (ww)    "Preliminary Net Asset Value Statement" shall have the meaning givento such term in Section 2.3(c).

          (xx)    "Purchase Price" means an amount equal to (i) the Preliminary Net Asset Value (as adjusted pursuant to Section 2.4) plus an amount equal to $8,450,000 (such sum, the "Closing Purchase Price"), plus (ii) the right to receive the Earn-Out Consideration pursuant to Section 2.11 hereof.

          (yy)    "Qualified Products" means the products listed on Schedule 1.1(yy).

          (zz)    "Registered Intellectual Property" means all United States, international and foreign: (i) patents, including applications therefor; (ii) registered trademarks, applications to register trademarks, including intent-to-use applications, or other registrations or applications related to trademarks; (iii) copyright registrations and applications to register copyrights; (iv) registered mask works and applications to register mask works; (v) domain name registrations; and (vi) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any private, state, government or other public or quasi-public legal authority at any time.

          (aaa)    "Representatives" means, with respect to a Person, that Person's officers, directors, employees, accountants, counsel, investment bankers, financial advisors, agents and other representatives.

          (bbb)    "Retained Manufacturing Materials" means all materials, technical information and documentation existing as of the Closing Date that are necessary to build, manufacture, test, operate, maintain or support the Qualified Products, as the Qualified Products were manufactured on the Closing Date.

          (ccc)    "Retained Software" means the software or firmware, in source code and executable (binary) code forms that is incorporated into the Qualified Products, as the Qualified Products were distributed or otherwise made commercially available by Seller prior to the Closing Date.

          (ddd)    "Retirement Benefit Rights" means any pension, lump sum, gratuity or any right or benefit of a financial nature or value, provided or generally intended to be provided to (or in respect of) an Employee upon termination of such Employee's employment, due to resignation, dismissal, retirement or on death, and excluding payments required to be made as compensation for breach of the employment relationship by the employer. Post-retirement health benefits are deemed to be "Retirement Benefit Rights"; provided, however, that benefits provided under an arrangement the sole purpose of which is to provide benefits upon injury or death by accident occurring while an individual is a service provider to the Seller or its ERISA Affiliates are not Retirement Benefit Rights.

          (eee)    "Retirement Plan" means a written arrangement for the provision of Retirement Benefit Rights to Employees (and, if applicable, beneficiaries thereof).

          (fff)    "Seller Contract" means any Contract: (a) to which Seller or any Subsidiary of Seller is a party; (b) by which Seller or any Subsidiary of Seller or any of its assets is or may become bound or under which Seller or any Subsidiary of Seller has, or may become subject to, any obligation; or (c) under which Seller or any Subsidiary of Seller has or may acquire any right or interest.

          (ggg)    "Seller Registered Intellectual Property" shall mean all of the Business Intellectual Property that is Registered Intellectual Property.

          (hhh)    "Seller's Retained Environmental Liabilities" means any liability, obligation, judgment, penalty, fine, cost or expense, (including reasonable attorneys' fees and environmental consultant costs) of any kind or nature, or the duty to indemnify, defend or reimburse any Person with respect to: (i) the presence on or before the Closing Date of any Hazardous Material in the soil, groundwater, surface water, air or building materials of the Facility as of the Closing Date ("Pre-Existing Contamination"); (ii) the migration at any time prior to or after the Closing Date of Pre-Existing Contamination to any other real property, or the soil, groundwater, surface water, air or building materials thereof; (iii) the exposure of any Person to Pre-Existing Contamination or to Hazardous Materials in the course of or as a consequence of any activities of the Business at the Facility prior to the Closing, without regard to whether any health effect of the exposure has been manifested as of the Closing Date; (iv) the violation of any Environmental Laws by the Seller or its agents, employees, predecessors in interest, contractors, invitees or licensees prior to the Closing Date or in connection with Seller's operation of the Business prior to the Closing Date; and (v) any actions or proceedings brought or threatened by any third party with respect to any of the foregoing that existed as of the Closing Date. The foregoing notwithstanding, the Liabilities of the type described above in this paragraph shall not be considered to be Seller's Retained Environmental Liabilities to the extent that it arises from the negligence of Parent, Buyer or any of their Subsidiaries or Affiliates.

          (iii)    "Singapore Supply Agreement" means that certain Manufacturing Services and Supply Agreement dated as of January 9, 2006 between Seller and Parent.

          (jjj)    "Singapore Transaction" means the purchase and sale of certain assets of Adaptec Singapore pursuant to an Asset Purchase and Sale Agreement dated as of December 23, 2005 (the "Singapore APA") among Adaptec Singapore, Parent and Sanmina-Singapore.

          (kkk)    "Standard Form Agreement" means the standard form of the following Contracts currently used by Seller or any Subsidiary of Seller in connection with the Business: (i) development agreement; (ii) distributor or reseller agreement; (iii) employee agreement containing any assignment or license of Intellectual Property or Intellectual Property rights or any confidentiality provision; (iv) consulting or independent contractor agreement containing any assignment or license of Intellectual Property or Intellectual Property rights or any confidentiality provision; (v) confidentiality or nondisclosure agreement; or (vi) purchase orders and sales orders in the ordinary course of business.

          (lll)    "Subsidiary" of a Person means any corporation, partnership, joint venture, association and other entity controlled by such Person directly or indirectly through one or more intermediaries where, for purposes of this definition, "control" means ownership of outstanding stock or other voting securities of an entity possessing more than fifty percent (50%) of the voting power of all outstanding voting securities of such entity.

          (mmm)    "Transferred Trademarks and Domain Names" means the trademarks and domain names owned by Seller and used by Seller in the conduct of the Business and set forth on Schedule 1.1(mmm).

          (nnn)    "Transferred Employee" means any Employee currently providing services to Seller who will become an employee of Buyer upon the Closing as a result of consummation of the Transactions.

          (ooo)    "Transactions" means the transactions which are the subject matter of (i) this Agreement for the sale and acquisition of the Purchased Assets and the assumption of the Assumed Liabilities of the business and (ii) the Ancillary Agreements.

          (ppp)    "Transition Services Agreement" means that certain Transition Services Agreement substantially in the form attached as Exhibit D hereto among Parent, Buyer and Seller.

ARTICLE II

PURCHASE AND SALE OF ASSETS

        2.1    Purchase and Sale of Assets.

          (a)    Purchase and Sale.    Upon the terms and subject to the conditions set forth herein, at the Closing (as defined in Section 2.3(a) hereof), (i) Buyer and Sanmina-Singapore shall purchase from Seller and Adaptec-Singapore, and Seller and Adaptec-Singapore shall irrevocably sell, convey, transfer, assign and deliver to Buyer and Sanmina-Singapore, the Purchased Assets (as defined in Section 2.1(b) hereof), free and clear of all Liens (other than Permitted Liens). All references in this Agreement to payments or amounts of cash refer to, and are stated in, U.S. Dollars.

          (b)    Definition of Purchased Assets.    For all purposes of and under this Agreement, the term "Purchased Assets" shall mean, refer to and include, all of Seller's and Adaptec-Singapore's right, title and interest in and to all of the following tangible and intangible assets, properties and rights to the extent owned by and used for or held for use by Seller and/or Adaptec-Singapore at the Closing (but specifically excluding the Excluded Assets (as defined in Section 2.1(c) hereof)):

            (i)    the Capitalized Fixed Assets, the Expensed Fixed Assets, the Finished Goods Inventory (including the Consigned Finished Goods Inventory) and the Inventories (collectively, the "Tangible Personal Property");

            (ii)   the Business Designs and all Business Intellectual Property associated therewith and the Business Software and all Business Intellectual Property associated therewith;

            (iii)  all rights of Seller in, to or under (A) the leases or subleases of tangible personal property listed in Schedule 2.1(b)(iii)(A) as to which Seller is the lessor or sublessor, and (B) the leases of tangible personal property described in Schedule 2.1(b)(iii)(B) as to which a Seller is the lessee or sublessee, together with any options to purchase the underlying property (the leases and subleases described in subclauses (A) and (B) hereof, the "Personal Property Leases");

            (iv)  all rights of Seller in, to our under the lease or leases of real property listed in Schedule 2.1(b)(iv) as to which Seller is the lessee or sublessee, excluding any right to the any return or refund of any security deposit provided to the landlord under any such Real Property Lease (the "Real Property Leases");

            (v)   the Transferred Trademarks and Domain Names;

            (vi)  all Books and Records of Seller solely relating to the Purchased Assets or necessary for the conduct of the Business at the Closing, other than Books and Records of Seller concerning trade secrets or other confidential information of Seller, privileged information or information subject to attorney work-product protection or records and files of Employees relating to any time periods prior to the Closing or relating to any other human resource matters (the "Business Records"), subject to Seller's right to retain copies of all Business Records as provided in Section 6.4 hereof;

            (vii) all rights under the Contracts to which Seller is a party that are set forth on Schedule 2.1(b)(vii), other than the Excluded Agreements (the "Assigned Contracts");

            (viii) all Permits (including applications therefor) held by Seller and used the conduct of the Business and set forth on Schedule 2.1(b)(viii), in each case to the extent transferable (the "Assigned Permits");

            (ix)  all prepaid expenses listed in Schedule 2.1(b)(ix) (the "Prepaid Expenses"); and

            (x)   the goodwill associated exclusively with the Business.

          (c)    Definition of Excluded Assets.    Notwithstanding anything to the contrary set forth in this Section 2.1 or elsewhere in this Agreement, the term "Excluded Assets" shall mean (and the term "Purchased Assets" shall not mean, refer to or include) any assets or properties of Seller that are not expressly defined herein as "Purchased Assets," including, but not limited to, the following, to the extent owned, used or held for use by Seller as of the Closing:

            (i)    Cash, cash equivalents, investments in cash, securities or otherwise, and all bank accounts or similar deposit accounts, and all Seller brokerage or securities accounts of any kind owned or held by Seller or any of its Subsidiaries or Affiliates;

            (ii)   all refunds of Taxes (or rights thereto) with respect to Taxes paid or accrued by Seller and not reimbursed or paid by Buyer;

            (iii)  all claims, actions, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment of any kind or nature (including any such item relating to Taxes) to the extent attributable to the Excluded Agreements, Retained Contracts, Excluded Assets or the Excluded Liabilities;

            (iv)  all rights of Seller under this Agreement and any Ancillary Agreement to which Seller is a party or under any agreement, certificate, instrument, or other document executed and delivered by Seller in connection with the Transactions or any written side agreement between Seller and Buyer entered into on or after the date hereof relating to the Transactions;

            (v)   all Books and Records of Seller which are not Business Records, including, without limitation, those that relate to the Taxes, Excluded Agreements, Retained Contracts or Excluded Assets and all Books and Records relating to the Employees or any other employees of Seller or to any human resource matters; provided, however, that Seller agrees that, for purposes reasonably related to Buyer's conduct of the Business, Seller shall provide Buyer with copies of (at Buyer's expense), or reasonable access to, such books and records to the extent that any such books and records relate to the Business, the Purchased Assets or Assumed Liabilities and do not contain trade secrets or other confidential information of Seller, privileged information, information subject to attorney work-product protection or records and files of or relating to any employees relating to any time periods prior to the Closing or relating to any other human resource matters;

            (vi)  all accounts receivable and all notes, bonds and other evidences of Indebtedness of and rights to receive payments arising out of any sales occurring in the conduct of the Business or otherwise prior to the Closing Date, and all security agreements related thereto, including any rights with respect to any third party collection procedures or any other Actions or Proceedings which have been commenced in connection therewith;

            (vii) all insurance policies, and refunds paid or payable in connection with the cancellation or discontinuance of any such insurance policies following the Closing related to or connected with the Business or the Purchased Assets prior to the Closing Date;

            (viii) all Contracts to which any Seller is a party other than Assigned Contracts ("Retained Contracts") and any and all rights of Seller under such Retained Contracts;

            (ix)  all Intellectual Property of Seller and its Affiliates and Subsidiaries, other than (A) the Business Intellectual Property, including the Business Intellectual Property embodied in and/or related to the Business Designs and the Business Software, and (B) the Transferred Trademarks and Domain Names;

            (x)   all tangible personal property of Seller other than the Tangible Personal Property;

            (xi)  all real property of Seller;

            (xii) all Permits of Seller other than the Assigned Permits;

            (xiii) all prepaid expenses of Seller other than the Prepaid Expenses;

            (xiv) all security deposits of Seller (including but not limited to any right to the any return or refund of any security deposit provided to the landlord under any Real Property Lease or any Personal Property Lease); and

            (xv) the assets, property and rights set forth in Schedule 2.1(c)(xv).

        2.2    Assumption of Liabilities.

          (a)    Assumption.    Upon the terms and subject to the conditions set forth herein, at the Closing, Buyer shall assume from Seller (and in the case of Section 2.2(b)(vi), Adaptec Singapore), and Seller shall irrevocably convey, transfer and assign to Buyer, all of the Assumed Liabilities (as defined in Section 2.2(b) hereof). Buyer shall not assume any liabilities of Seller or Adaptec Singapore pursuant hereto, other than the Assumed Liabilities. Parent hereby agrees to guarantee to Seller the Buyer's timely payment, performance and satisfaction in full of all Assumed Liabilities.

          (b)    Definition of Assumed Liabilities.    For all purposes of and under this Agreement, the term "Assumed Liabilities" shall mean, refer to and include the following liabilities of Seller (or, as provided in clause (vi) below, of Adaptec Singapore) (but specifically excluding the Excluded Liabilities (as defined in Section 2.2(c) hereof)):

            (i)    all Liabilities under Permits of Seller arising after the Closing Date;

            (ii)   all Liabilities related to the Purchased Assets or the operation of the Business (including, but not limited to, all Liabilities under the Personal Property Leases, the Real Property Leases and the Assigned Contracts) to the extent arising from or related to any facts or circumstances occurring after the Closing Date and including but not limited to any Liabilities arising from (A) the conduct of the Business after the Closing or (B) the manufacture, use or sale of any Qualified Product or component thereof (or any derivative or modification or modified version of any Qualified Product or component thereof) after the Closing;

            (iii)  all Liabilities relating to Transferred Employees for any action or omission of Buyer, Parent or their Affiliates (including without limitation all Employment Liabilities accruing or arising after the date of hire of such Transferred Employees by Buyer, Parent or either of their Affiliates) or other event that, in each such case, occurs after the date of hire of such Transferred Employees by Buyer, Parent or their Affiliates;

            (iv)  all Assumed Employment Liabilities;

            (v)   the obligations, duties and Liabilities of Adaptec Singapore under Section 6.3 of the Singapore APA to repurchase and pay for those "Repurchased Assets" that are related to the Business; provided, however that this clause (v) shall not affect the obligations of Adaptec Singapore or Adaptec under Section 6.3 of the Singapore APA with respect to any other business unit of Adaptec;

            (vi)  all outstanding purchase orders of the Business outstanding at the Closing Date that are listed in Schedule 2.2(b)(vii) (the "Purchase Orders"); and

            (vii) all Transfer Taxes (as defined in Section 2.6) that would be payable by Seller or Adaptec Singapore but which Buyer and Parent have agreed to pay pursuant to Section 2.6 hereof.

          (c)    Definition of Excluded Liabilities.    Notwithstanding anything to the contrary set forth in this Section 2.2 or elsewhere in this Agreement, the term "Assumed Liabilities" shall not mean, refer to or include the following (collectively, "Excluded Liabilities"):

            (i)    all Liabilities relating to any Contracts to which Seller is a party that are not assumed by Buyer (the "Excluded Agreements");

            (ii)   any and all Liabilities or obligations of Seller arising from the breach by Seller of any term, covenant or provisions of any of the Assigned Contracts prior to the Closing Date;

            (iii)  subject to Buyer's and Parent's obligations under Section 2.6, all Liabilities for Taxes, prepaid expenses or Taxes attributable to the ownership or operation of the Purchased Assets for any taxable period (or portion of any period) ending on or prior to the Closing Date and, including, without limitation, all liabilities for Taxes attributable to the Transactions, except as provided for in Section 2.6 hereof;

            (iv)  all Liabilities to stockholders of Seller or any Affiliate of Seller in their capacity as such;

            (v)   all Liabilities of Seller under the Definitive Agreements or any other certificate, instrument or other agreement entered into in connection with the Transactions (including liabilities for Seller's breach thereof);

            (vi)  all Employment Liabilities other than the Assumed Employment Liabilities;

            (vii) Seller's Retained Environmental Liabilities;

            (viii) all Liabilities for legal, accounting, audit and investment banking fees, brokerage commissions, and any other expenses incurred by Seller in connection with the Transactions;

            (ix)  all Liabilities for or related to Indebtedness of Seller, on its own behalf or on behalf of other Persons, to banks, financial institutions or other Persons with respect to borrowed money, and including any accrued interest payable in respect thereof;

            (x)   all Liabilities that are attributable to any of the Excluded Assets and not otherwise specified to be Assumed Liabilities hereunder;

            (xi)  all Liabilities of Seller arising on or before the Closing Date in connection with the provision of products or services to customers of the Business, including all warranty liabilities;

            (xii) all Liabilities of any Seller with respect to accounts payable, other than obligations of Seller under Assigned Contracts or the Purchase Orders;

            (xiii) all Liabilities of Seller for injury to or death of persons (including, without limitation, workers' compensation claims) or damages to or destruction of properties or assets, arising from the sale or distribution of products distributed by Seller, or business services provided by Seller, on or before the Closing Date, whether or not any such liability arises before or after the Closing Date, including, without limitation, liability for consequential and punitive damages in connection with the foregoing;

            (xiv) any and all Liabilities, commitments and obligations of Seller resulting from any litigation, claim, dispute, arbitration, investigation, other proceeding or threat thereof, and all other Liabilities, commitments and obligations of Seller or its Affiliates arising in connection with all actions, suits, claims, disputes, arbitrations, investigations, proceedings or threat thereof pending on the Closing Date or arising after the Closing with respect to events occurring before the Closing, including, without limitation, the Artesyn matter and the Fujitsu Siemens matter as described in the Seller Disclosure Letter;

            (xv) all Liabilities of Seller arising out of or in any way related to the infringement of Intellectual Property rights of third parties arising out of the conduct of the Business by the Seller before the Closing Date, including, without limitation, liabilities associated with the Crossroads matter described in the Seller Disclosure Letter and liability for trebled, consequential and punitive damages in connection with any of the foregoing; and

            (xiv) all Liabilities of Seller or Adaptec-Singapore other than Assumed Liabilities.

        2.3    Closing.

          (a)    Closing Time.    The consummation of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities (the "Closing") shall take place at such place as Buyer and Seller mutually agree, at 10:00 A.M. local time, on the Closing Date unless otherwise mutually agreed by Buyer and Seller. The Closing shall be deemed to be effective as of 12:01 A.M., Pacific standard time, on the Closing Date (the "Closing Time").

          (b)    Cooperation.    As soon as practicable following the date hereof and at all times until the purchase by Buyer of all of the Purchased Assets and the assumption of the Assumed Liabilities, Buyer and Seller shall cooperate in good faith to formulate and effect a plan and closing schedule for the transfer of the Purchased Assets and the assumption of the Assumed Liabilities to or by Buyer pursuant to this Agreement.

          (c)    Preliminary Net Asset Value Statement.    At least five (5) Business Days prior to the Closing Date, Seller shall furnish to Buyer an unaudited statement indicating the preliminary determination of the Net Asset Value as of such date (the "Preliminary Net Asset Value Statement," and the amount of the Net Asset Value as determined and set forth in such Preliminary Net Asset Value Statement is referred to herein as the "Preliminary Net Asset Value"). Buyer shall have been given full access to the relevant records and working papers used by Seller to prepare the Preliminary Net Asset Value Statement. The Preliminary Net Asset Value Statement shall be reasonably acceptable to Buyer; provided, however, that the Preliminary Net Asset Value Statement shall be deemed to be reasonably acceptable to Buyer if prepared in accordance with normal and customary business practices for determining net book value.

          (d)    Closing Payment.    At the Closing, on the terms and subject to the conditions set forth in this Agreement, as payment for the transfer of the Purchased Assets by Seller to Buyer, Buyer shall pay to Seller, in cash, an amount equal to the sum of (i) the Preliminary Net Asset Value plus (ii) the sum of $8,450,000.00 (such payment, the "Closing Payment"). The Closing Payment shall be paid by Buyer to Seller at the Closing by wire transfer of immediately available funds in United States dollars to such account or accounts as Seller may direct by written notice delivered to Buyer by Seller at least two (2) Business Days prior to the Closing Date.

          (e)    Ancillary Agreements.    At the Closing, and simultaneously with the payment in full to Seller of the Closing Payment pursuant to Section 2.3(d), (i) Seller and Adaptec Singapore shall assign and transfer to Buyer good and valid title in and to the Purchased Assets (free and clear of all Liens, other than Permitted Liens) by delivery of (A) a General Assignment and Bill of Sale in form and substance reasonably acceptable to Buyer, Sanmina-Singapore, Adaptec-Singapore and Seller (the "General Assignment"), duly executed by Buyer and Seller; and (B) such other instruments of conveyance, assignment and transfer as Buyer and Sanmina-Singapore shall reasonably request, in form and substance reasonably acceptable to Buyer, Sanmina-Singapore, Adaptec-Singapore and Seller, as shall be effective to vest in Sanmina-Singapore good and valid title to the Business Designs, the Business Software, the Business Intellectual Property and the Tangible Personal Property, consisting of Finished Good Inventories, owned by Adaptec-Singapore, and to vest in Buyer good and valid title to all of the other Purchased Assets (the General Assignment and the other instruments being collectively referred to herein as the "Assignment Instruments"), (ii) Buyer and Seller (and where applicable, Parent and Sanmina-Singapore) shall duly execute and deliver the Buyer Supply Agreement, the License Agreement, and the Transition Services Agreement; and (iii) Buyer shall assume from Seller the due payment, performance and discharge of the Assumed Liabilities by delivery of (A) an Assumption Agreement in form and substance reasonably acceptable to Seller and Buyer (the "Assumption Agreement"), duly executed by Buyer, (B) the Lease Assumption Agreement in form and substance reasonably acceptable by Buyer and Seller and the lessor of the Facility and (C) such other instruments of assumption as Seller shall reasonably request, in form and substance reasonably acceptable to Seller and Buyer, as shall be effective to cause Buyer to assume the Assumed Liabilities as and to the extent provided in Section 2.2(b) (the Assumption Agreement, the Lease Assumption Agreement and such other instruments referred to in clause (ii)(C) being collectively referred to herein as the "Assumption Instruments"). At the Closing, there shall also be delivered to Seller and Buyer the certificates and other contracts, documents and instruments required to be delivered pursuant to Article VII hereof. As used herein, the "Ancillary Agreements" mean, collectively, the Assignment Instruments, the Buyer Supply Agreement, the License Agreement, the Transition Services Agreement and the Assumption Instruments.

        2.4    Post-Closing Purchase Price Adjustments.

          (a)    Preparation of Closing Net Asset Value Statement.    As soon as reasonably practicable after the Closing Date (within thirty (30) days after the Closing Date if commercially reasonable, but in any event, no later than forty (40) days after the Closing Date), Seller shall prepare and deliver to Buyer, at Seller's expense, an unaudited statement indicating the Net Asset Value as of the Closing Date (the "Closing Net Asset Value Statement"). Buyer shall reasonably cooperate with Seller to enable the preparation of the Closing Net Asset Value Statement.

          (b)    Verification.    As soon as reasonably practicable after the Closing Date (but not later than thirty (30) days after receipt of the Closing Net Asset Value Statement), Buyer shall verify: (i) that the Tangible Personal Property stated in the Preliminary Net Asset Value Statement and the statement of the Preliminary Net Asset Value therein accurately reflect the Tangible Personal Property delivered to Buyer as part of the Purchased Assets at the Closing and (ii) that the Net Asset Value is accurately reflected on the Closing Net Asset Value Statement (the "Verification"). Seller shall reasonably cooperate with Buyer in order to enable Buyer to perform the Verification.

          (c)    Review.    Buyer shall be given full access, during regular business hours, to the relevant records and working papers used by Seller to prepare the Closing Net Asset Value Statement. If as a result of the Verification, Buyer in good faith believes that any changes are required to be made to the amount of the Closing Net Asset Value as set forth in the Closing Net Asset Value Statement (including but not limited to changes based on differences between the amount of the Closing Net Asset Value Statement and the results of the Verification) (a "Material Uncertainty"), Buyer shall, within the later of sixty-one (61) days following the Closing Date or thirty (30) days following the receipt by it of the Closing Net Asset Value Statement (the "Dispute Period"), give written notice to Seller (a "Dispute Notice") of any such proposed change or Material Uncertainty, describing the change or Material Uncertainty and the basis for the change or Material Uncertainty in reasonable detail. The Closing Net Asset Value Statement shall be binding and conclusive upon, and deemed accepted by, Buyer unless Buyer shall have timely delivered a Dispute Notice to Seller during the Dispute Period.

          (d)    Disputes.    Disputes between Buyer and Seller relating to the Closing Net Asset Value Statement that cannot be resolved by them within thirty (30) days after receipt by Seller of a Dispute Notice in respect of the Closing Net Asset Value Statement shall be referred to an independent accounting firm reasonably agreed upon by Buyer and Seller for arbitration (the "Independent Accountant") with respect to the Dispute Notice. The Independent Accountant will be instructed to select, in its discretion, the individuals within its organization who will have primary responsibility for this matter and to reach a determination of the Net Asset Value as of the Closing Date within forty-five (45) days from the date of referral. The Independent Accountant's determinations hereunder shall be limited to determining the Net Asset Value as of the Closing Date and the Independent Accountant will not have authority to alter or vary this Agreement. The expenses of the Independent Accountant shall be paid one-half by Seller and one-half by Parent. The Closing Net Asset Value Statement, as it may be adjusted by the Independent Accountant in accordance with this Section 2.4(d) in determining the Net Asset Value as of the Closing Date, shall be final and binding on the Parties and the statement of the Net Asset Value as of the Closing Date as determined in good faith by the Independent Accountant shall be deemed to be the Closing Net Asset Value. It is understood and agreed that the decision of the Independent Accountant shall not be subject to judicial review by any court or tribunal under any circumstances whatsoever and the Parties hereby expressly waive any right to appeal or otherwise seek judicial review of any decision of the Independent Accountant under this Section 2.4(d).

          (e)    Final Closing Net Asset Value Statement.    The Closing Net Asset Value Statement shall become final with respect to all or any portion thereof, and binding upon Buyer and Seller upon the earlier of (i) the failure by Buyer to object to all or any portion thereof by giving Seller a Dispute Notice within the Dispute Period, (ii) an agreement between Buyer and Seller with respect thereto, or (iii) the decision by the Independent Accountant with respect to any disputed matters pursuant to Section 2.4(d) and such Independent Accountant's determination in good faith of the Closing Net Asset Value pursuant to Section 2.4(d). The Net Asset Value as of the Closing Date, as set forth in the Closing Net Asset Value Statement, as finally determined under this Section 2.4, shall be referred to herein as the "Final Closing Net Asset Value."

          (f)    Adjustment to the Closing Net Asset Value.    The Preliminary Net Asset Value Amount paid at the Closing shall be subject to adjustment pursuant to the following provisions of this Section 2.4(f): (i) if the Final Closing Net Asset Value is less than the Preliminary Net Asset Value, then the amount by which the Preliminary Net Asset Value exceeds the Final Closing Net Asset Value shall be payable from Seller to Buyer in cash in immediately available funds pursuant to Section 2.4(g); and (ii) if the Final Closing Net Asset Value is greater than the Preliminary Net Asset Value, then the amount by which the Final Closing Net Asset Value exceeds the Preliminary Net Asset Value shall be payable by Buyer to Seller in cash in immediately available funds pursuant to Section 2.4(g).

          (g)    Payments of Adjustment Amount.    As soon as practicable (but not more than five (5) Business Days) after all or any portion of the Closing Net Asset Value shall become final and binding pursuant to Section 2.4(e) hereof, Buyer or Seller, as the case may be, shall make the payment contemplated by Section 2.4(f) in respect of all or such portion of such Closing Net Asset Value that has become final and binding.

        2.5    Prorations.    The following prorations relating to the Purchased Assets and the ownership and conduct of the Business shall be made as of the Closing Date for any such obligations which are billed or accrue, with respect to any time period that begins prior to the Closing Date and ends after the Closing Date, with Seller liable to the extent such items relate to any such time period up to and including the Closing Time, and Buyer liable to the extent such items relate to periods beginning immediately after the Closing Time:

          (a)   municipal rates, assessments and bonds on or with respect to the Purchased Assets;

          (b)   rents, additional rents, operating expense pass throughs, and other items payable by Seller (other than taxes) under any real property leases and personal property leases; and

          (c)   the amount of rents, issues and profits from each of any Personal Property and charges for sewer, water, telephone, electricity and other utilities relating to any real property subject to any real property leases assumed by Buyer hereunder.

          Except as otherwise agreed by the parties, the net amount of all such pro rations will be settled and paid on the applicable Closing Date.

        2.6    Taxes.

          (a)    Transfer Taxes.    Buyer and Parent shall bear, and shall indemnify and hold Seller and Adaptec-Singapore harmless from, any and all sales, use, value-added, gross receipts, excise, registration, stamp duty or other similar taxes or governmental fees arising out of the transfer of the Purchased Assets to Buyer and Sanmina-Singapore pursuant hereto ("Transfer Taxes"). To the extent permitted by applicable law, Parent, Buyer, Adaptec-Singapore and Seller shall cooperate in legitimately minimizing Transfer Taxes.

          (b)    Straddle Period Taxes.    In the case of any real or personal property taxes or any similar ad valorem taxes attributable to the Purchased Assets for which Taxes cover a period commencing before the Closing and ending thereafter (a "Straddle Period Tax"), any such Straddle Period Taxes shall be prorated between Buyer and Seller (as a group) on a per diem basis. The Party required by law to file a Tax Return with respect to Straddle Period Taxes shall do so within the time period prescribed by law.

          (c)    Tax Returns.    To the extent relevant to the Business or the Purchased Assets, each Party shall (i) provide the other with such assistance as may reasonably be required in connection with the preparation of any Tax Return and the conduct of any audit or other examination by any Governmental Body or in connection with judicial or administrative proceedings relating to any liability for Taxes and (ii) retain and provide the other with all records or other information that may be relevant to the preparation of any Tax Returns, or the conduct of any audit or examination, or other proceeding related to Taxes.

        2.7    Exemptions.    Parent, Buyer, Seller and Adaptec-Singapore shall utilize, to the fullest extent reasonably permitted by applicable law, any and all exemptions from tax for any occasional sale or similar exemption that may apply to the Transactions to legitimately eliminate or minimize any Taxes.

        2.8    Nontransferable Assets.

          (a)   To the extent that any Purchased Asset or Assumed Liability to be sold, conveyed, assigned, transferred, delivered or assumed to or by Buyer pursuant hereto, or any claim, right or benefit arising thereunder or resulting therefrom, is not capable of being sold, conveyed, assigned, transferred or delivered without the approval, consent or waiver of the issuer thereof or the other party thereto, or any third person (including a Governmental Body) or if such sale, conveyance, assignment, transfer or delivery or attempted sale, conveyance, assignment, transfer or delivery would constitute a breach or trigger a termination right thereof or a violation of any law, decree or Order, except as expressly otherwise provided herein, this Agreement shall not constitute a sale, conveyance, assignment, transfer or delivery thereof, or an attempted sale, conveyance, assignment, transfer or delivery thereof absent such approvals, consents or waivers. If any such approval, consent or waiver shall not be obtained, or if an attempted assignment of any such Purchased Asset or the assumption of any Assumed Liability by Buyer would be ineffective so that Buyer would not in fact receive all such Purchased Assets or assume all such Assumed Liabilities pursuant hereto, then Seller, Buyer, Parent and Adaptec-Singapore shall cooperate in a mutually agreeable arrangement and use reasonably diligent efforts to provide Buyer (to the extent permitted by applicable Law and not in breach or violation of the terms of any agreement binding on such Parties) with the benefits and assume the obligations of such Purchased Assets and Assumed Liabilities in accordance with this Agreement; provided however, that in no event shall Seller be required to (i) make a cash payment to a third party (other than as required under any agreement with such third party) or to Buyer or Parent in connection with its obligations under this Section 2.8; or (ii) sublicense or provide any software or Intellectual Property licensed or otherwise provided by a third party. Buyer and Parent agree to reasonably cooperate with Seller and Adaptec-Singapore supply relevant information to such party or parties or such third-party as contemplated by this Section 2.8.

          (b)   Notwithstanding the provisions of Section 2.8(a), with respect to the OEM Agreement between Fujitsu Siemens Computers GmbH ("Fujitsu Siemens") and Eurologic Systems Ltd. Dated March 21, 2002 (the "FS Agreement"), the parties hereby agree that, until such time as the FS Agreement is duly and validly assigned to Parent or its Affiliates, Parent and its Affiliates will supply to Seller, pursuant to the terms and conditions of the Buyer Supply Agreement, the products set forth on Schedule A-1 of the Buyer Supply Agreement that are ordered by Fujitsu Siemens pursuant to the FS Agreement.

          (c)   Notwithstanding the provisions of Section 2.8(a), with respect to the contract between Seller and NWE Technology, Inc. dated May 10, 2004 (the "Foxconn Agreement"), the parties hereby agree that, until such time as the Foxconn Agreement is duly and validly assigned to Parent or its Affiliates, Seller and its Affiliates will, pursuant to a letter agreement to be entered into prior to the Closing, permit Parent and its Affiliates to purchase components under the Foxconn

  Agreement under the same terms and conditions, including pricing, as are available to Seller and its Affiliates under such Foxconn Agreement.

        2.9    Taking of Necessary Action; Further Action.    From time to time after the Closing Date, at the reasonable request of any Party hereto and at the expense of such Party, the Parties hereto (and, to the extent applicable, Seller and Adaptec-Singapore) shall execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such action as a Party may reasonably determine is necessary to transfer, convey and assign to Buyer, and to confirm Buyer's title to, obligation under or interest in the Purchased Assets pursuant to this Agreement or the assumption of the Assumed Liabilities, to put Buyer in actual possession and operating control of such Purchased Assets as contemplated by this Agreement and to assist Buyer in exercising all rights with respect thereto.

        2.10    Allocation of Purchase Price Consideration.    The sum of the Purchase Price and the Assumed Liabilities (except to the extent that such Assumed Liabilities are not required to be capitalized for income tax purposes) shall be allocated among the Purchased Assets and the covenant not to compete in Section 6.3 hereof as of the Closing Date in accordance with Schedule 2.10. Any subsequent adjustments to the sum of the Purchase Price and Assumed Liabilities (except to the extent that such Assumed Liabilities are not required to be capitalized for income tax purposes) shall be reflected by Buyer in the allocation hereunder in a manner consistent with Section 1060 of the Code and the regulations thereunder. For all Tax purposes, Buyer, Seller and Adaptec-Singapore agree to report the transactions contemplated in this Agreement in a manner consistent with the terms of this Agreement, including the allocation under Schedule 2.10, as agreed to by Buyer, Seller and Adaptec-Singapore, and that none of them will take any position inconsistent therewith in any Tax Return, in any refund claim, in any litigation, or otherwise.

        2.11    Earn-Out Consideration.

          (a)    Amount of Earn-Out Consideration.    Subject to the terms and conditions of this Section 2.11, Parent shall pay to Seller Earn-Out Consideration as follows: (i) an aggregate amount equal to [*] multiplied by the Business Revenue from sales to Qualified Business Customers and an aggregate amount equal to [*] multiplied by the Business Revenue from sales to Other Business Customers earned during each Measurement Period or fraction thereof until the First Earn-out Cap (as defined below) is reached; (ii) after the First Earn-out Cap is reached, an aggregate amount equal to [*] multiplied by the Business Revenue from sales to Qualified Business Customers and an aggregate amount equal to [*] multiplied by the Business Revenue from sales to Other Business Customers earned during each Measurement Period or fraction thereof until the Second Earn-out Cap (as defined below) is reached. The "First Earn-out Cap" shall be reached at such time as aggregate Earn-Out Consideration equals $[*]. The "Second Earn-out Cap" shall be reached at such time as aggregate Earn-Out Consideration equals $[*] (including the $[*] under the First Earn-out Cap). Notwithstanding the foregoing, in the event that the aggregate Earn-Out Consideration that would be payable to Seller for the First Measurement Period under the preceding provisions of this paragraph without regard to this sentence (the "Unadjusted Period 1 Earn-Out Consideration") is less than $[*], then an amount equal to $[*] minus such Unadjusted Period 1 Earn-Out Consideration (such amount, the "Period 1 Shortfall") shall be paid to Seller as Earn-Out Consideration in addition to the Unadjusted Period 1 Earn-Out Consideration, such that the aggregate Earn-Out Consideration for the First Measurement Period shall equal $[*]. Notwithstanding the foregoing, in the event that the aggregate Earn-Out Consideration for the Second Measurement Period that would be payable to Seller under the preceding provisions of this paragraph without regard to this sentence (the "Unadjusted Period 2 Earn-Out Consideration") is less than $[*], then an amount equal to $[*] minus such Unadjusted Period 2 Earn-Out Consideration (such amount, the "Period 2 Shortfall") shall be paid to Seller as Earn-Out Consideration such that the aggregate Earn-Out Consideration for the Second Measurement

  Period shall equal $[*]. In the event any Period 1 Shortfall is paid to Seller and the Unadjusted Period 2 Earn-Out Consideration for the Second Measurement Period exceeds $[*], then the Unadjusted Period 2 Earn-Out Consideration shall be reduced by an amount equal to the lesser of (i) the amount of the Period 1 Shortfall actually paid to Seller or (ii) the amount by which the Unadjusted Period 2 Earn-Out Consideration exceeds $[*]. The amount of the Earn-Out Consideration for the Third Measurement Period shall be reduced, but not below zero, by the amount of any previously unrecouped Period 1 Shortfall and any Period 2 Shortfall actually paid to Seller.

          (b)    Earn-Out Definitions.

            (i)    "Business Revenue" means revenue recorded by Parent in accordance with U.S. generally accepted accounting principles ("GAAP") as consistently applied by Parent in the preparation of its annual and quarterly financial statements with respect to sales of Business Products to Business Customers during a Measurement Period. For the avoidance of doubt, but subject to the provisions of this Section 2.11(b)(i), Business Revenue shall not include any revenue recorded by Parent from products or services that are not Business Products. In the event that one or more units of a Business Product is/are sold in combination (bundled) with one or more units of one or more other products or services that are not Business Products for a single price, then for purposes of this Section 2.11, the amount of revenue from such sale that shall be Business Revenue will be the product obtained by multiplying (1) the total GAAP revenue from such sale multiplied by (2) a fraction (x) whose numerator is the amount obtained by multiplying each unit of a Business Product included in such sale by Buyer's then-effective per unit list price for such Business Product and adding together each of the products resulting from such multiplication (the "Aggregate Business Products List Price") and (y) whose denominator is the sum of (i) the Aggregate Business Products List Price plus (ii) the amount obtained by multiplying each unit of a non-Business Product included in such sale by, as applicable, Buyer's then-effective per unit list price for such non-Business Product or (if such non-Business product is not a Buyer product, the manufacturer's then-effective per unit list price for such non-Business Product) and adding together each of the products resulting from such multiplication. The following example illustrates the operation of this Section 2.11(b)(i). Assume that Buyer sells for a single price of $[*]: (i) one (1) unit of a Business Product with a then-effective per unit list price of $[*]; (ii) one (1) unit of another Business Product with a then-effective per unit list price of $[*]; and (iii) two (2) units of a product that is not a Business Product which has a then-effective per unit list price of $[*]. In this case the Business Revenue derived from such sale would be $[*], which is the amount obtained by multiplying $[*] by a fraction whose numerator is $[*] ($[*] + $[*]) and whose denominator is $[*] ($[*] + $[*] + $[*]). If Business Products are sold in combination (bundled) with other services that are not Business Products for a single price, then a similar methodology to that described in the third sentences of this subsection 2.11(b)(i) shall be used to compute the amount of revenue from such transaction that is Business Revenue. Notwithstanding the foregoing, Business Revenue shall not include revenue recorded by Parent arising from the sale of disk drives and drive carriers to Adaptec, its Affiliates or any successor to or acquirer of any business unit of Adaptec or its Affiliates.

            (ii)   "Qualified Business Customers" means the customers of the Business set forth on Schedule 2.11(b)(ii). "Other Business Customers" shall mean customers for Business Products that are not Qualified Business Customers. "Business Customers" shall mean Qualified Business Customers and Other Business Customers, collectively.

            (iii)  "Business Products" means: (a) the Qualified Products listed on Schedule 1.1(yy), which shall include only those types of products manufactured or sold by the Business and delivered to Business Customers prior to the Closing Date; (b) the ENZO family of products being transferred by Seller to Buyer pursuant to this Agreement, to the extent such products are being marketed or sold or are under development by Seller as of the Closing Date and are subsequently marketed or sold, (c) any version, release, modification or enhanced or modified version of a product described in clause (a) or clause (b) of this subsection (iii) that ships as a "general availability" product at any time on or before April 1, 2006; or (d) any new version or revision of a product described in clause (a), (b) or (c) above, provided that the product changes incorporated into such new version or revision include only minor product enhancements or revisions that do not change the function of the product (i.e. the product still provides either JBOD or RBOD functions while not incorporating significant additional new functions) and do not require significant changes to the form or design of enclosures. For purposes of clarification, significant changes to the form or design of an enclosure or significant changes in product function (e.g. incorporation of server functions into a product) shall not be deemed to be minor product enhancements or revisions that do not change the function of the product, and products undergoing such changes shall thereafter no longer be considered Business Products for purposes hereof.

            (iv)  "Measurement Period" has the meaning given to it in Section 2.11(d).

          (c)    Determination of Contingent Consideration; Dispute Resolution.    Prior to paying a payment of Earn-Out Consideration to Seller under this Section 2.11, Parent shall deliver to Seller, by no later than fifteen (15) days prior to the applicable Earn-Out Consideration Payment Date, a schedule setting forth the computation of the Earn-Out Consideration payable with respect to the Measurement Period in respect of which such payment of Earn-Out Consideration is due and a copy of the financial information used in making such computation (such schedule being hereinafter after referred to as an "Earn-Out Payment Notice." Parent and Buyer shall provide Seller and Seller's independent accountant with reasonable access to the officers, employees, contacts, books and records of Parent and Buyer as Seller or Seller's independent accountant may reasonably request in order to verify any amounts or information set forth or required to be set forth in the Earn-Out Payment Notice. Subject to the provisions of Section 2.11(g) below, Parent's computation of any payment under this Section 2.11(c) shall be conclusive and binding upon the parties hereto unless, within sixty (60) days following Seller's receipt of the applicable Earn-Out Payment Notice, Seller give Parent a written notice (an "Earn-Out Dispute Notice") that it disagrees with Parent's computation of the Earn-Out Consideration due to Seller as set forth in the Earn-Out Payment Notice. Such Earn-Out Dispute Notice shall include a schedule setting forth Seller's computation of the Earn-Out Consideration payable to Seller together with a copy of any information, other than that previously provided by Parent, used in making such computation. If Parent disagrees with Seller's computation contained in the Earn-Out Dispute Notice, the parties shall attempt in good faith to reach a resolution of such disagreement. If such disagreement is not resolved within thirty (30) days after delivery of Seller's Earn-Out Dispute Notice to Parent, then independent accountants agreed to by Parent and Seller shall be directed to compute the amount of the Earn-Out Consideration payable to Seller as promptly as practicable and such computation shall be binding upon the parties hereto, subject to the provisions of Section 2.11(g). The expenses of such independent accountants in connection with the calculation of the Earn-Out Consideration payable to Seller shall be borne equally by Parent and Seller (which amount to be paid by Seller shall be subtracted from the Earn-Out Consideration otherwise payable to Seller).

          (d)    Payment Schedule.    Parent will pay to Seller the Earn-Out Consideration, if any, on such date (each, an "Earn-Out Consideration Payment Date") within thirty (30) days following the publication by Parent of Parent's results of operations for Parent's fiscal quarter ending on the ending date of each applicable "Measurement Period" as set forth below:

            (i)    The First Measurement Period will begin on the Closing Date and end on the Parent fiscal quarter end nearest December 31, 2006 (the "First Measurement Period");

            (ii)   The Second Measurement Period will begin on the day following the end of the First Measurement Period and end on the Parent fiscal quarter end nearest December 31, 2007 (the "Second Measurement Period"); and

            (iii)  The Third Measurement Period will begin on the day following the end of the Second Measurement Period and end on the Parent fiscal quarter end nearest December 31, 2008 (the "Third Measurement Period").

        All payments of Earn-Out Consideration shall be paid to Seller by wire transfer of immediately available United States funds to the account set forth in Schedule 2.11(d) of this Agreement, until Seller gives written notice to Parent that payment should be made to a different account.

          (e)    Sale of the Business.    If Parent or Buyer shall (i) sell the Business or the Purchased Assets or otherwise dispose of assets and properties necessary to enable them to actively engage in the sale, marketing and distribution of Business Products or (ii) be merged or consolidated with or into another entity, then Parent and Buyer shall, as a condition of such sale, merger or consolidation, cause the purchaser or surviving entity or such surviving entity's parent entity, if applicable (the "Business Buyer") to assume all of Parent or Buyer's obligations under this Agreement (a transaction described in either clause (i) or clause (ii) of this Section 2.11(e) being referred to herein as a "Sale of the Business").

          (f)    Audit Rights.    Parent agrees to allow an independent accountant selected by Seller (the "Accountant") to audit Parent's books and records during Purchaser's normal business hours, at times reasonably agreed upon by Purchaser and Seller, and not more often than once per calendar year in order to determine the accuracy of the payments and reports made to Seller under this Section 2.11. The Accountant will be chosen by Seller and approved by Purchaser, whose approval shall not be unreasonably withheld or delayed. If the audit reveals that one or more of Parent's payments of Earn-Out Consideration or reports under this Section 2.11 are incorrect and that additional amounts of Earn-Out Consideration are due and payable to Seller hereunder, then Parent will promptly pay to Seller in full all such additional Earn-Out Consideration. If the additional amount of Earn-Out Consideration due to Seller in respect of a particular time period being audited exceeds ten percent (10%) of the amount of Earn-Out Consideration actually reported and paid to Seller by Parent during such time period, then in addition to promptly paying such late payments, Parent will promptly pay to Seller all reasonable costs and expenses of the audit, which otherwise shall be borne by Seller. The Accountant will be instructed to keep all non-public information regarding the audit confidential, except to the extent necessary to permit Seller to enforce this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

        Subject to such exceptions as are specifically disclosed in the disclosure letter supplied by Seller to Parent, Sanmina-Singapore and Buyer (the "Seller Disclosure Letter") and the provisions of Section 11.4, Seller hereby represents and warrants to Parent and Buyer that the statements contained in this Article III are true and correct as of the date of this Agreement; provided, that the representations and warranties contained in this Article III that are made as of a specified date are only represented as being true and correct as of such date, and provided, further that, as used in this Article III, the "knowledge" of Seller refers to and means the actual knowledge of (i) any executive officer of Seller as of the date of this Agreement or (ii) any Employee of Seller who is responsible for managing any principal function of the Business. The names of such persons, and their titles and principal employment responsibilities, shall be set forth in the preamble to the Seller Disclosure Letter.

        3.1    Organization, Qualification, and Corporate Power.    Seller is a corporation duly organized validly existing and in good standing under the laws of Delaware. Seller has all necessary corporate power and authority to enter into this Agreement and all other agreements and instruments executed and delivered by Seller pursuant to this Agreement, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership or use of the Purchased Assets or the operation of the Business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified would not (i) adversely affect the ability of Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and any Ancillary Agreement to which Seller is a party and (ii) result in a Material Adverse Effect on the Business or the Purchased Assets.

        3.2    Authorization.    The execution and delivery of this Agreement by Seller and the execution and delivery by Seller of each Ancillary Agreement to which Seller is a party, the performance by Seller of its obligations hereunder and its obligations under any Ancillary Agreement to which it is a party and the consummation by Seller of the transactions contemplated to be consummated by this Agreement and by any Ancillary Agreement to which it is a party have been duly authorized by all requisite corporate action on the part of Seller and no other corporate proceedings on the part of Seller are necessary to authorize Seller to enter into this Agreement or any of the Ancillary Agreements to which it is a party, or to consummate the transactions contemplated to be consummated by such Seller under this Agreement and under any Ancillary Agreement to which Seller is a party. This Agreement and the Ancillary Agreements to which Seller is a party have been duly and validly executed by Seller and, assuming the due authorization, execution and delivery thereof by Parent and Buyer, constitute the valid and legally binding obligations of Seller, enforceable against Seller in accordance with their respective terms and conditions, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

        3.3    No Conflicts.    Neither the execution and the delivery of this Agreement and the Ancillary Agreements by Seller nor the consummation of the Transactions will (A) violate any material constitution, Law, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject, (B) violate or conflict with any provision of the charter documents, bylaws or other organizational documents of Seller or (C) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under, any Assigned Contract or Assigned Permit (or result in the imposition of any Lien upon any of the Purchased Assets).

        3.4    Consents.    Except as set forth in Section 3.4 of the Seller Disclosure Letter, no consent, waiver, approval, order, license, permit, certificates, filing or authorization of, or registration, declaration or filing with, any Governmental Body or any third party is required by or with respect to any Seller in connection with the execution and delivery of this Agreement or the consummation of the Transactions.

        3.5    Business Unit Financial Data.    Seller has delivered to Buyer (i) the unaudited pro forma statement of revenues and expenses of the Business for the year ended March 31, 2005, (ii) the unaudited pro forma statement of revenues and expenses of the Business for the six months ended September 30, 2005; and (iii) the unaudited list of fixed assets of the Business as of September 30, 2005 (the financial information referred to in clauses "(i)," "(ii)" and "(iii)" of this sentence being collectively referred to as the "Business Unit Financial Data"). The revenues, direct expenses and fixed assets included in the Business Unit Financial Data was derived from Seller's books and records related to the Business and does not contain all line items required by GAAP. The Business Unit Financial Data does not contain footnotes and does not reflect any year-end or other audit adjustments. The

Business Unit Financial Data has been prepared with due care in accordance with the Seller's books and records related to the Business. The Business Unit Financial Data presents fairly in all material respects the revenues, direct expenses and fixed assets of the Business for the relevant periods referred to above.

        3.6    Legal Compliance.    The Business as being conducted by Seller has been and at the Closing will be in material compliance with all applicable Laws (including without limitation rules, regulations, codes, plans, injunctions, judgments, orders, extension orders, decrees, rulings, and charges thereunder). No Action or Proceeding, or to the knowledge of Seller, investigation, charge, complaint, claim, demand, notice or inquiry is pending, or to the knowledge of Seller, is threatened against Seller by any Governmental Body alleging any failure to so comply in any material respect. Seller has all material Permits that are necessary to operate the Business and hold the Purchased Assets as of the Closing.

        3.7    Tax Matters.    For purposes of this Agreement, (i) "Tax" or, collectively, "Taxes," means (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including, without limitation, any liability under Treas. Reg. Section 1.1502-6 or any comparable provision of foreign, state or local law); and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor or transferor entity.

          (a)   Except to the extent not relevant to the Purchased Assets or the Business, Seller has timely filed all returns, estimates, information statements and reports with respect to any material Taxes ("Tax Returns") that it was required to file. All such Tax Returns are correct and complete in all material respects and have been completed in accordance with applicable law. All Taxes owed by Seller (whether or not shown on any Tax Return) were paid in full when due.

          (b)   Seller has timely withheld or paid with respect to its Employees or other third parties and timely paid over any withheld amounts to the appropriate Taxing authority all U.S. federal, state income taxes, Federal Insurance Contribution Act, Federal Unemployment Tax Act and any other Taxes required to be withheld or paid by Seller.

        3.8    Title of Properties; Absence of Liens and Encumbrances; Condition of Equipment.

          (a)   All current leases that are used solely for the conduct of the Business and that are included in the Purchased Assets are in full force and effect and are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default) on the part of Seller and, to the knowledge of Seller, on the part of any other party thereto.

          (b)   Seller has good and valid title to, or, in the case of leased properties and assets valid leasehold interests in, all of the Purchased Assets, free and clear of any Liens, except (i) as reflected in the Seller Disclosure Letter, (ii) Liens arising with respect to zoning or environmental restrictions, licenses, reservations, covenants, building restrictions and other similar charges, restrictions or encumbrances on the use of real property which do not materially interfere with the ordinary use or occupancy of the real property subject thereto or with the ordinary conduct of the Business; and (iii) such imperfections of title and encumbrances, if any, which do not detract from the value in any material respect or interfere with the present use of, in any material respect, assets subject thereto (the "Permitted Liens"). Seller is a party to and enjoys the right to the benefits of, all Assigned Contracts.

          (c)   Seller has caused the Purchased Assets to be maintained in accordance with good business practice in all material respects, and all of the Purchased Assets that are in the form of Tangible Personal Property are in good operating condition and repair (normal wear and tear excepted) in all material respects and are suitable for the purposes for which they are currently used.

          (d)   Seller has the complete power and right to sell, assign, transfer, convey and deliver the Purchased Assets to Buyer pursuant to this Agreement. Following the consummation of the Transactions and the execution of the instruments of transfer contemplated by this Agreement and the Ancillary Agreements, Buyer will own with good and valid title to, or otherwise acquire the interests of Seller in, the Purchased Assets, free and clear of any Liens, other than the Permitted Liens.

        3.9    Intellectual Property.

          (a)    Business Intellectual Property.

            (i)    Registered Intellectual Property.    Section 3.9(a)(i) of the Seller Disclosure Letter contains a complete and accurate list of the Seller Registered Intellectual Property that are used primarily in the conduct of the Business, and any proceedings or actions currently pending before any court, tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to such Seller Registered Intellectual Property. Such disclosures also set forth any actions that must be taken within 150 days after the Closing Date for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Seller Registered Intellectual Property, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates.

            (ii)    Intellectual Property Contracts.    Section 3.9(a)(ii) of the Seller Disclosure Letter contains a complete and accurate list of the Assigned Contracts to which Seller is a party: (A) under which Business Intellectual Property is licensed by Seller to any third party (other than licenses or support and maintenance agreements entered into in the ordinary course of business and in substantially the form set forth in Section 3.9(a)(ii) of the Seller Disclosure Letter), or (B) pursuant to which a third party has licensed to Seller any Intellectual Property used in the conduct of the Business ("Intellectual Property Contracts").

            (iii)    Intellectual Property Indemnities.    Section 3.9(a)(iii) of the Seller Disclosure Letter contains a complete and accurate list of all Assigned Contracts whereby Seller or any of its direct or indirect Subsidiaries has agreed to, or assumed, any obligation or duty to indemnify, reimburse, hold harmless, defend or otherwise assume or incur any obligation or liability with respect to the infringement or misappropriation of any Intellectual Property rights that are used in the conduct of the Business.

          (b)    Validity.    Each item of U.S. Seller Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such U.S. Seller Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such U.S. Seller Registered Intellectual Property required to be filed to avoid forfeiture or loss of the right to obtain registration of such U.S. Seller Registered Intellectual Property with the relevant patent, copyright, trademark or other authorities in the United States have been filed, for the purposes of prosecuting and maintaining the rights in such Seller Registered Intellectual Property that accrue upon or as a result of such registration. Seller has no knowledge of any information, materials, facts, or circumstances, including any information or fact that would constitute prior art that would render any Seller Registered Intellectual Property, as used in the conduct of the Business, invalid or unenforceable, or would materially and adversely affect any pending application for any such Seller Registered Intellectual Property, and Seller has not knowingly misrepresented, or knowingly failed to disclose, any facts or circumstances in any application to register any such Seller Registered Intellectual Property with the relevant patent, copyright, trademark or other authorities in the United States that would constitute fraud or a misrepresentation under applicable law with respect to such application or that would otherwise materially and adversely affect the validity or enforceability of any such Seller Registered Intellectual Property.

          (c)    Ownership.

            (i)    No Business Intellectual Property is subject to any pending proceeding or outstanding decree, Order, judgment, or stipulation or Contract restricting in any material manner, the use, transfer, or licensing thereof by Seller, or which may materially affect the validity, use or enforceability of such Business Intellectual Property.

            (ii)   Except for the Assigned Contracts and except to the extent payment is required in connection with the recordation of the transfer of Seller Registered Intellectual Property, all Business Intellectual Property will be fully transferable, alienable or licensable by Buyer or Parent without restriction and without payment of any kind to any person.

            (iii)  Seller owns, and has good and exclusive title to, each item of Business Intellectual Property free and clear of any Lien, other than Permitted Liens and other than the licenses described in Section 3.9(a)(ii).

            (iv)  No person other than Seller has ownership rights or license rights granted by Seller to improvements made by or for Seller in any Business Intellectual Property.

            (v)   Seller has not (i) transferred ownership of, or granted any exclusive license of, or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, Business Intellectual Property to any other Person, or (ii) knowingly permitted Seller's rights in any Business Intellectual Property to lapse or enter the public domain, except to the extent such failure would not materially and adversely affect the Business.

          (d)    Non-Infringement.

            (i)    The operation of the Business as it currently is conducted by Seller does not, and will not, infringe or misappropriate any Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any applicable jurisdiction. Seller has not received written notice from any third party alleging any such infringement, misappropriation, unfair competition or trade practices.

            (ii)   All Business Intellectual Property was developed solely by either (i) employees of Seller or a Subsidiary of Seller acting within the scope of their employment or (ii) by third parties who have validly and irrevocably assigned all of their rights, including all Intellectual Property rights therein, to Seller or its Subsidiaries.

          (e)    Intellectual Property Contracts.

            (i)    All Intellectual Property Contracts are in full force and effect.

            (ii)   Seller is not in material breach of any of the Intellectual Property Contracts, and, to Seller's knowledge, no other party to any Intellectual Property Contract has materially breached such Intellectual Property Contract or failed to perform its obligations thereunder.

          (f)    Sufficiency of Intellectual Property Rights.    Buyer agrees and acknowledges that it will need to obtain the Intellectual Property rights from third parties (and not from Seller), as described in Section 3.9(f) of the Seller Disclosure Letter, in order to continue the conduct of the Business after the Closing ("Third Party Rights"). The Third Party Rights and the Purchased Assets will be sufficient for the Buyer to operate the Business following the Closing in substantially the same manner in which the Business was operated by Seller during the one (1) year period immediately prior to the Closing Date.

          (g)    Government Rights.    No government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of any Business Intellectual Property. To the knowledge of Seller no current or former employee, consultant or independent contractor of Seller, who was involved in, or who contributed to, the creation or development of any Business Intellectual Property, has performed services for the government, university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for Seller.

          (h)    Third-Party Infringement.    To the knowledge of Seller: (i) no Person has infringed or misappropriated, or is infringing or misappropriating, any Business Intellectual Property, and (ii) no Person has infringed or misappropriated, or is infringing or misappropriating, any Business Intellectual Property in a manner that would materially adversely affect the Business.

          (i)    Trade Secret Protection.    Seller has taken reasonable steps to protect its rights in Seller's confidential information and trade secrets used solely in the conduct of the Business, and any trade secrets or confidential information of third parties provided to Seller under an obligation of confidentiality, and, without limiting the foregoing, Seller has required each employee and contractor performing work primarily as part of the conduct of the Business to execute a proprietary information/confidentiality agreement in substantially the form set forth in Section 3.9(i) of the Seller Disclosure Letter and all current and former employees and contractors of Seller who are performing or have performed work primarily as part of the conduct of the Business have executed such an agreement or an alternative form of agreement containing substantially similar provisions.

        3.10    Contracts.    Section 3.10 of the Seller Disclosure Letter identifies each of the following Seller Contracts relating to the Business or the Purchased Assets: (i) each such Seller Contract with any current customer who has purchased, is entitled to receive, or otherwise has been provided with any Business Product (other than any Seller Contract that is currently in effect and does not materially deviate from the corresponding Standard Form Agreement); (ii) each such Seller Contract that is currently in effect and relates to maintenance or similar services with respect to any Business Product (other than any Seller Contract that is currently in effect and does not materially deviate from the corresponding Standard Form Agreement); (iii) each partnership, joint venture or similar Contract to which Seller is a party; (iv) each such Seller Contract relating to the acquisition by Seller or any Subsidiary of Seller of the rights to, or the manufacture or distribution of, any Business Product; and (v) each Seller Contract relating to the acquisition, transfer, use, development, sharing or license of any services, Intellectual Property or Intellectual Property right that is used in the development or provision of any Business Product (other than: (A) software license agreements for any third-party software that is generally available to the public on standard terms at a cost of less than $5,000; and (B) nondisclosure agreements entered into by Seller or any Subsidiary of Seller in the ordinary course of business) (collectively, the "Business Contracts"). Seller has made available to Parent a correct and complete copy of each written Business Contract, each written modification, amendment or additional terms to each Business Contract, a written summary setting forth the terms and conditions of any oral modification, amendment or additional terms to the Business Contracts, and a written summary setting forth the terms and conditions of each oral Business Contract. With respect to each Business Contract:

(A) the Business Contract, with respect to Seller and, to Seller's knowledge, all other parties thereto, is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) neither Seller nor, to Seller's knowledge, any other party is in breach or default, and no event has occurred, which with notice or lapse of time would constitute a breach or default, or permit termination, a material modification, or acceleration, under the Business Contract; and (C) Seller has not received written notice that any party has repudiated any provision of the Business Contract. Following the Closing, Buyer will be permitted to exercise all of Seller's rights under such Assigned Contracts to the same extent Seller would have been able to had the Transactions not occurred.

        3.11    Insurance.    Seller has in effect, with respect to the Business and the Purchased Assets, such property, casualty, general liability and other insurance policies as are usual and customary for businesses in similar industries and markets and of similar size and scope. Such insurance will remain in effect through the Closing.

        3.12    Litigation.    Section 3.12 of the Seller Disclosure Letter sets forth each instance in which the Business or the Purchased Assets (i) is subject to any outstanding injunction, judgment, order, decree or ruling, or (ii) is or has been, or, to the knowledge of Seller is threatened, to be made a party, to any action, suit, proceeding, hearing, mediation, arbitration, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any mediator or arbitrator.

        3.13    Restrictions on Business Activities.    Except as set forth in Section 3.13 of the Seller Disclosure Letter and such restrictions, if any, contained in the Assigned Contracts, there is no agreement (not to compete or otherwise), commitment, judgment, injunction, order or decree to which Seller is a party or which is otherwise binding upon Seller which has the effect of prohibiting or restricting, in any material respect, Buyer's operation of the Business after the Closing Date or any acquisition of property (tangible or intangible) by Buyer in the operation of the Business after the Closing Date as currently conducted.

        3.14    Product Warranty.    The technologies or products licensed, sold, leased, and delivered and all services provided by Seller solely in the conduct of the Business have conformed in all material respects with all applicable specifications for such products, all applicable contractual commitments made to customers with respect to the sale of products and services, and all express and implied warranties. To the knowledge of Seller, Seller has no liability for replacement or modification thereof or other damages including, without limitation injury to Persons or property in connection therewith.

        3.15    Employees.    Section 3.15 of the Seller Disclosure Letter contains a complete and accurate list of all current Employees as of the date hereof, showing for each such Employee: (i) employee's name, position held, annual base salary, target incentive cash compensation; (ii) net credited service date; (iii) vacation eligibility for calendar year 2005; (iv) visa status; (v) leave status (including type of leave, expected return date for non-disability related leaves and expiration dates for disability leaves); and (vi) the name of any union, collective bargaining agreement or other similar labor agreement covering such Employee. All of the Employees are located in the State of Colorado, U.S.A. or in the locations set forth in Section 3.15 of the Seller Disclosure Schedule.

        3.16    Employee Matters and Benefit Plans.

          (a)    Benefit Plan Compliance.    (i) Seller and each of its ERISA Affiliates have performed in all material respects all obligations required to be performed by them under, are not in default or violation of, and have no knowledge of any default or violation by any other party to each Benefit Plan that would reasonably likely to result in a Material Adverse Effect on the Business after the Closing Date, and each Benefit Plan has been established and maintained in all material respects in accordance with its terms and in material compliance with all applicable Laws, including but not limited to ERISA and the Code, except as would not be reasonably likely to result in a Material Adverse Effect on the Business after the Closing Date.

          (b)    No Pension Plans.    With respect to current Employees, neither Seller nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any (i) Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code, or (ii) Multiemployer Plan.

          (c)    No Continuation Coverage.    No Benefit Plan provides, or reflects or represents any Liability to provide retiree health to any Employee for any reason, except as may be required by COBRA or other applicable statute, and neither Seller nor any of its ERISA Affiliates has represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other individual that such Employee(s) or other individual would be provided with retiree health, except to the extent required by statute.

        3.17    Labor Matters.    No Transferred Employee has advised any officer of Seller in writing that he or she plans to terminate employment with Seller or within the twelve (12) months after the date of the Closing. Seller is not a party to any special collective bargaining agreement and no collective bargaining agreement is being negotiated with respect to the Business. There is no material unfair labor practice, charge or complaint pending against Seller with respect to the Business, nor is there any material labor strike, work stoppage, grievance or other labor dispute pending or, to the knowledge of Seller, threatened in writing against Seller with respect to the Business. Seller is in compliance in all material respects with (i) all applicable Laws respecting employment and wage and hours, and with all terms and conditions of employment, agreements with third parties, codes of conduct, visas, work permits, in each case, with respect to the Transferred Employees; and (ii) is not liable for any payment to any Governmental Body, any trust or other fund governed by or maintained by or on behalf of any Governmental Body, with respect to unemployment compensation benefits, social security or other similar, legally mandated benefits or obligations for the Transferred Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, or to the knowledge of Seller threatened claims or actions against the Seller under any employment policy or disability policy with respect to the Transferred Employees. Except as set forth on Section 3.17 of the Seller Disclosure Letter, no event has occurred for which any material liability may be incurred by Seller in relation to the Transferred Employees for breach of any contract of services or for services or for any other liability accruing from the termination of employment or for services whether under Law or otherwise.

        3.18    Environment, Health and Safety.    For purposes of this Agreement, the following terms shall have the meanings ascribed to them below:

          (a)    Definitions.

            (i)    "Hazardous Material" is any material, chemical, substance or waste that has been designated by any Governmental Body to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment or the disposal, treatment, transfer, storage or manufacture of which is regulated in any manner by a Governmental Body.

            (ii)   "Environmental Laws" are all applicable laws, rules, regulations, orders, treaties, statutes, and codes promulgated by any Governmental Body which prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Occupational Safety and Health Act, the Clean Water Act, comparable laws, rules, regulations, ordinances, orders, treaties, statutes, and codes of other Governmental Bodies, the regulations promulgated to any of the foregoing, and all amendments and modifications of any of the foregoing.

            (iii)  "Hazardous Materials Activity" is the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release (or threat of release), exposure of others to, sale, or distribution of any Hazardous Material or any product containing a Hazardous Material.

            (iv)  "Environmental Permit" is any approval, permit, license or consent required to be obtained from any private person or any Governmental Body with respect to a Hazardous Materials Activity which is or was conducted by the Seller.

          (b)    Condition of Property.    As of the Closing, except in compliance with Environmental Laws or in a manner that could not reasonably be expected to result in material liability to Seller, no Hazardous Materials are present, as a result of actions of Seller with respect to the operation of the Business, or, to the knowledge of Seller, as a result of any actions of any third party or otherwise, on the Facility. Except in compliance with Environmental Laws or in a manner that could not reasonably to result in a material liability to Seller, there are, to the knowledge of Seller, no underground storage tanks, asbestos which is friable or likely to become friable or PCBs present on the Facility.

          (c)    Hazardous Materials Activities.    Seller has conducted all Hazardous Material Activities relating to the Business in compliance in all material respects with all applicable Environmental Laws. To the knowledge of Seller, the Hazardous Materials Activities of Seller prior to the Closing relating to the Business have not resulted in the exposure of any person to a Hazardous Material in a manner which has caused an adverse health effect to any such person.

          (d)    Permits.    Seller holds all Environmental Permits which are in all material respects necessary for the conduct of the Business as currently being conducted by Seller.

          (e)    Environmental Litigation.    No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of Seller, threatened, concerning or relating to any Environmental Permit or any Hazardous Materials Activity of Seller relating to the Business or the Facility.

          (f)    Reports and Records.    Seller has made available to Buyer or made available for inspection by Buyer or its agents, representatives or employees all material records in Seller's possession concerning the Hazardous Materials Activities of Seller relating to the Business and all environmental audits and environmental assessments of the Facility conducted at the request of, or otherwise in the possession of, Seller. Seller has complied, in all material respects, with all environmental disclosure obligations imposed on Seller by applicable law with respect to the Transactions.

        3.19    Real Estate Representations.

          (a)   Section 3.19 of the Seller Disclosure Letter sets forth a list of the real property currently leased or subleased by or from Seller, or otherwise occupied by Seller, primarily in connection with the Business including the name of the lessor, master lessor, lessee and/or sublessee, as the case may be, and the date of the lease or sublease (collectively, "Leases") and each amendment thereto and with respect to any current Lease, the aggregate annual rental and/or other fees payable under any such Lease (the "Leased Real Property"). Each of the Leases that is included in the Purchased Assets is in full force and effect and is valid and effective in accordance with its terms in all material respects.

          (b)   Except as otherwise described in Section 3.19(b) of the Seller Disclosure Letter: (i) to the knowledge of Seller, there are no structural, electrical, mechanical, plumbing, roof, paving or other defects in any improvements located at the Facility as would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the use, development, occupancy or operation of the Facility in the operation of the Business as currently conducted; (ii) to the knowledge of Seller, there are no natural or artificial conditions affecting the Facility or any other facts or conditions that would reasonably likely have a Material Adverse Effect on Seller's ability to occupy the Facility or to operate the Business in the Facility as currently conducted by Seller; (iii) Seller has not received any written notice from any insurance company of any defects or inadequacies in the Facility or any part thereof that would reasonably be expected to have a Material Adverse Effect on the insurability of such property or the premiums for the insurance thereof, nor has any written notice been given by any insurer of the Facility requesting the performance of any repairs, alterations or other work with respect to the Facility with which compliance has not been made, except for the failure to make such repairs, alterations or other work that would not reasonably likely have a Material Adverse Effect on the insurability of the Facility; (iv) other than Seller, there are no parties in possession of any portion of the Facility leased by Seller, whether as subtenants, trespassers or otherwise, that would materially interfere with the use of the Facility; (v) there are no service, operating or management agreements or arrangements regarding the Facility to which Seller is a party that cannot be terminated on thirty (30) days' notice without material penalty or surcharge; and (vi) to the knowledge of Seller, there currently exists water, sewer, gas or electrical, telephone and telecommunication lines and surface drainage systems serving the Facility that are sufficient to service the operations of the Facility when fully occupied and operational. Except as set forth in the "Work Letter" attached to the lease for the Facility, there are no tenant improvements to the Facility, and the improvements set forth in the Work Letter are the property of the landlord and restoration of the Facility to its state prior to these improvements is not required upon termination of the lease for the Facility.

          (c)   To Seller's knowledge, no condemnation, environmental, zoning, land-use or other regulatory proceedings or rule making procedures have been instituted or planned to be instituted with respect to the Facility prior to expiration of the term of Seller's current lease for the Facility, nor has Seller received written notice of any proceedings to impose any new taxes or operating restrictions upon the Facility.

        3.20    Fees.    Except as set forth in Section 3.20 of the Seller Disclosure Letter, Seller has no liability or obligation to pay any brokerage or finders' fees or agents' commissions or any similar charges with respect to the Transactions.

        3.21    Sufficiency of Purchased Assets.    Except as set forth on Section 3.21 of the Seller Disclosure Letter, other than the Employees, and subject to Seller's performance of its obligations under the Ancillary Agreements, the Purchased Assets collectively constitute, and will collectively constitute as of the Closing Date, all of the Assets necessary to operate the Business, as currently conducted by Seller.

        3.22    Operations Permits.    Section 3.22 of the Seller Disclosure Schedule sets forth each Permit held by Seller as of the date hereof and that relates, directly or indirectly, and whether or not exclusively related, to the Business (collectively, the "Business Permits").

          (a)   Seller is not in material default (or with the giving of notice or lapse of time, or both, would be in material default) under, or violation in any material respect of, any Business Permit.

          (b)   To the knowledge of Seller, the Assigned Permits are sufficient to enable Buyer to conduct the Business as currently conducted by Seller in compliance in all material respects with all applicable Laws.

        3.23    Non-Governmental Certifications.    Section 3.23 of the Seller Disclosure Letter contains a complete and accurate list of all customer, supplier and other non-governmental entities that have issued certifications or quality assurance criteria regarding the Qualified Products.

        3.24    Customers.    Listed in Section 3.24 of the Seller Disclosure Letter are the names and addresses of each of the ten (10) most significant customers (by revenue) of the Business for the twelve-month period ended September 30, 2005 and the amount for which each such customer was invoiced during such period with respect to the Business. Seller has not received any written notice that any such significant customer has ceased, or will cease, to use the products, equipment, goods or services of the Business or has substantially reduced, or will substantially reduce, the use of such products, equipment, goods or services of the Business.

        3.25    Suppliers.    Listed in Section 3.25 of the Seller Disclosure Letter are the names and addresses of each of the ten (10) most significant suppliers of raw materials, supplies, merchandise and other goods for the Business for the twelve-month period ended September 30, 2005 and the amount for which each such supplier invoiced Seller during such period with respect to the Business. Seller has not received any written notice that any such supplier will not sell raw materials, supplies, merchandise and other goods to Buyer at any time after the Closing Date on terms and conditions substantially similar to those imposed on current sales to the Business, subject only to general price increases and existing agreements with such suppliers.

        3.26    No Adverse Developments.    Since September 30, 2005, there has not been any effect in or change to the Purchased Assets or the Business that has had, or is reasonably likely to have or result in, a Material Adverse Effect on the Purchased Assets or the Business.

        3.27    Inventories.    The Finished Goods Inventory is useable and saleable in the ordinary course of the Business as currently conducted. The Finished Goods Inventory does not consist of items that are obsolete or damaged. Seller is not under any obligation or liability with respect to accepting returns of items of Consigned Finished Goods Inventory in the possession of its customers other than in the ordinary course of the Business consistent with past practice. All of the Finished Goods Inventory, including the Consigned Finished Goods Inventory, are located at the location(s) set forth on Schedule 1.1(ee).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

        Subject to such exceptions as are specifically disclosed in the disclosure letter supplied by the Parent to Seller (the "Parent Disclosure Letter"), each of Parent and Buyer, jointly and severally, hereby represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date of this Agreement; provided, that the representations and warranties contained in this Article IV that are made as of a specified date are only represented as being true and correct as of such date.

        4.1    Organization, Qualification, and Corporate Power.    Parent is a corporation duly organized, validly existing, and in good standing under the laws of Delaware. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of Delaware and is a wholly-owned Subsidiary of Parent. Sanmina-Singapore is a corporation duly organized and validly existing under the laws of the Republic of Singapore and is an indirect, wholly-owned subsidiary of Parent. Each of Parent, Buyer and Sanmina-Singapore has all necessary corporate power and authority to enter into this Agreement, each of the Ancillary Agreements to which it is a party and all other agreements and instruments executed and delivered by it pursuant to this Agreement, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Each of Parent, Buyer and Sanmina-Singapore is duly authorized to conduct its business and is in good standing under the laws of each other jurisdiction where such qualification is required and in which the failure to so qualify is reasonably likely to (i) in the aggregate have a Material Adverse Effect on Parent or Buyer, taken as a whole, or (ii) adversely affect the ability of Parent or Buyer to execute and deliver this Agreement and the Ancillary Agreements, to consummate the Transactions or to carry out its respective obligations under this Agreement or any Ancillary Agreement to which it is a party.

        4.2    Authorization.    Each of Parent, Buyer and Sanmina-Singapore has full power and authority to enter into, execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party, and to consummate the Transactions and to perform its obligations hereunder and thereunder, and the execution and delivery of this Agreement and the Ancillary Agreements by each of Parent, Buyer and Sanmina-Singapore, the performance by each of Parent, Buyer and Sanmina-Singapore of its obligations hereunder and thereunder and the consummation by each of Parent, Buyer and Sanmina-Singapore of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of each of Parent, Buyer and Sanmina-Singapore and no other proceedings on the part of either Parent, Buyer or Sanmina-Singapore are necessary to authorize the execution, delivery and performance by Parent, Buyer and Sanmina-Singapore of this Agreement and the Ancillary Agreements. This Agreement and the Ancillary Agreements to which either Parent, Sanmina-Singapore and/or Buyer is a party constitute the valid and legally binding obligations of each of Parent, Sanmina-Singapore or Buyer, enforceable against each of Parent, Sanmina-Singapore or Buyer in accordance with their respective terms and conditions, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

        4.3    No Conflicts.    Neither the execution and the delivery of this Agreement and the Ancillary Agreements by Parent, Buyer and Sanmina-Singapore nor the consummation of the Transactions, nor the conduct of the Business by Parent and/or Buyer following the Closing will (A) violate any material constitution, Law, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Body, or court to which Parent or Buyer is subject, (B) violate or conflict with any provision of the charters, bylaws or organizational documents of Parent or Buyer, or (C) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which Parent or Buyer is a party or by which either is bound or to which any of their assets is subject, other than any of the foregoing which would not in the aggregate (i) have a Material Adverse Effect on Parent, Buyer or Sanmina-Singapore, taken as a whole, or (ii) adversely affect the ability of Parent, Buyer or Sanmina-Singapore to execute and deliver this Agreement and the Ancillary Agreements, to consummate the Transactions or to perform their respective obligations hereunder and thereunder.

        4.4    Consents.    No consent, waiver, approval, order, license, permit, certificates, filing or authorization of, or registration, declaration or filing with, any Governmental Body or any third party, including a party to any agreement with Parent, Buyer or Sanmina-Singapore, is required by or with respect to Parent, Buyer or Sanmina-Singapore in connection with the execution and delivery of this Agreement or any of the Ancillary Agreements or the consummation of the Transactions, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, (ii) any applicable filings required under applicable antitrust laws, and (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings in which the failure of which to obtain would not in the aggregate (i) have a Material Adverse Effect on Parent, Buyer or Sanmina-Singapore, or (ii) affect the ability of Parent, Buyer or Sanmina-Singapore to execute and deliver this Agreement and the Ancillary Agreements to which each is a party, to consummate the Transactions or to perform their respective obligations under this Agreement or any such Ancillary Agreement.

        4.5    Payment of Purchase Price.    As of the Closing Date, Buyer will have sufficient funds to pay the Closing Purchase Price and the Earn-Out Consideration.

ARTICLE V

PRE-CLOSING COVENANTS

        With respect to the period between the execution of this Agreement and the earlier of the termination of this Agreement in accordance with its terms and the Closing (the "Pre-Closing Period"):

        5.1    Operation of Business.

          (a)   Seller agrees that, during the Pre-Closing Period, except as contemplated by this Agreement, any Ancillary Agreement or the Transactions, or as otherwise consented to or approved in advance by Parent or Buyer, Seller shall:

            (i)    use all commercially reasonable efforts to (i) preserve intact the present business organization, reputation, contractual and other arrangements of the Business then under the control of Seller, (ii) keep available (subject to dismissals and retirements and resignations in the ordinary course of business consistent with past practice) the services of the present Employees of the Business, (iii) maintain the Purchased Assets in good working order and condition, ordinary wear and tear excepted, (iv) maintain the goodwill of customers, suppliers and distributors of the Business and other Persons with whom Seller otherwise has significant business relationships in connection with the Business, and (v) continue all current sales, service, marketing, promotional, product development and other activities relating to the Business substantially consistent with Seller's past practices during the twelve (12) month period immediately preceding the date of this Agreement;

            (ii)   except to the extent required by applicable Law and consistent with past practice, (i) cause the Books and Records of the Business to be maintained in the usual, regular and ordinary manner, and (ii) not permit any change in any pricing, investment, accounting, financial reporting, inventory, credit, allowance or Tax practice, policy or election of Seller that would materially and adversely affect the Business, the Purchased Assets or materially increase the Assumed Liabilities;

            (iii)  use all commercially reasonable efforts to continue in full force and effect all material insurance policies (or comparable insurance policies) insuring the Business and the Purchased Assets; and

            (iv)  comply in all material respects with all Laws and Orders applicable to the Business, and promptly following receipt thereof deliver to Buyer copies of any written notice received from any Governmental Body or other Person alleging any violation of any such Law or Order.

          (b)   Seller agrees that, during the Pre-Closing Period, except as contemplated by this Agreement, the Ancillary Agreements or the Transactions or as otherwise consented to or approved in advance by Parent or Buyer, Seller shall not:

            (i)    make any representation or promise, oral or written, to any Employee of the Business concerning any employee benefit plan of Parent or Buyer, except for statements as to the rights or accrued benefits of any Employee of the Business under the terms of any employee benefit plan or agreements or as otherwise required by Law;

            (ii)   make any increase in the salary, wages or other compensation (cash, equity or otherwise) of any Employee whose annual salary is or, after giving effect to such change, would be the equivalent of $50,000 or more, and in the aggregate in excess of $100,000;

            (iii)  establish or materially modify any (i) targets, goals, pools or similar provisions in respect of any fiscal year under any Benefit Plan, any employment-related contract or other compensation arrangement with or for Employees or (ii) salary ranges, increase guidelines or similar provisions in respect of any Benefit Plan, any employment-related contract or other compensation arrangement with or for Employees, except, in each case, in the ordinary course of business consistent with past practice;

            (iv)  terminate the employment of any Transferred Employee, except for cause and in such case to provide notice to Parent or Buyer prior to any such termination to the extent reasonably feasible in the circumstances; or

            (v)   enter into any Contract to do or engage in any of the foregoing items set forth in this Section 5.1(b).

          (c)   Seller agrees that, during the Pre-Closing Period, except as permitted by this Agreement, the Ancillary Agreements or the Transactions or as otherwise consented to or approved in advance by Parent or Buyer, Seller shall not:

            (i)    acquire, lease, license or dispose of or agree to acquire lease, license or dispose of any assets that would constitute Purchased Assets hereunder, other than in the ordinary course of business consistent with past practice, or create or incur any material Lien, other than a Permitted Lien, on any assets that would constitute Purchased Assets hereunder;

            (ii)   enter into, amend, modify, terminate (partially or completely), grant any waiver under or give any consent with respect to any Assigned Contract or any Assumed License or Permit, in each case other than in the ordinary course of business consistent with past practice;

            (iii)  violate, breach or default in any material respect under, or take or fail to take any action that (with or without notice or lapse of time or both) would constitute a material violation or breach of, or material default under, any term or provision of any Assigned Contract or Assigned Permit;

            (iv)  make any material changes in the conduct of the Business, except as specifically contemplated or permitted by this Agreement, any Ancillary Agreement or the Transactions;

            (v)   enter into any Contract with any Person related to any merger, consolidation or other business combination that would interfere with or adversely affect the Business or the ability of Seller to consummate the transactions (including but not limited to the purchase and sale of the Purchased Assets) contemplated hereby and pursuant to the Ancillary Agreements, unless such Person agrees in writing that such merger, consolidation or other business combination is subject to the terms and conditions of this Agreement and the Ancillary Agreements; or

            (vi)  enter into any Contract to do or engage in any of the foregoing items set forth in this Section 5.1(c).

        5.2    Access to Information.    Subject to Parent's and Buyer's compliance with the provisions of Section 6.1, Seller shall permit Buyer and its representatives during the Pre-Closing Period to have reasonable access during normal business hours, upon reasonable advance notice, to the Books and Records of the Business, the Employees and the Purchased Assets then under the control of Seller (including the testing and investigation of the Facility as Buyer reasonably deems necessary prior to the Closing) for the purposes of, among other things, identifying and verifying the value of the Purchased Assets to be purchased at the Closing provided, however, that such access shall be conducted by Buyer and its representatives in such a manner as not to interfere unreasonably with the businesses or operations of Seller or the Business and as is not in violation of Seller's lease for the Facility.

        5.3    Notice of Developments.    During the Pre-Closing Period, Seller shall give prompt notice to Buyer of (i) the occurrence or non occurrence of any event of which Seller has knowledge, the occurrence or non occurrence of which is reasonably likely to cause any representation or warranty of Seller contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing and (ii) any failure of Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.3 shall not limit or otherwise affect any remedies available to the Party receiving such notice. No disclosure by either party pursuant to this Section 5.3 shall be deemed to amend or supplement the representations and warranties of such parties made hereunder or prevent or cure any misrepresentations, breach of warranty or breach of covenant without the written consent of the other parties hereto.

        5.4    No Solicitation.    During the Pre-Closing Period, neither Seller nor any Subsidiary of Seller shall (nor shall it permit its Representatives to) directly or indirectly take any of the following actions with any Person other than Parent, Buyer and their designees: (a) solicit, initiate, consider, encourage or accept any proposals or offers from, or conduct discussions with or engage in negotiations with, any Person relating to any possible Acquisition Proposal with Seller or any of its Subsidiaries (whether such Subsidiaries are in existence on the date hereof or are hereafter organized); (b) provide information with respect to Seller to any Person, other than Parent or Buyer, relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such Person with regard to, any possible Acquisition Proposal with Seller or any Subsidiary of Seller (whether such Subsidiary is in existence on the date hereof or is hereafter organized), except as required by Law; (c) enter into a contract or agreement (whether oral or written) with any Person, other than Parent or Buyer, providing for an Acquisition Proposal with Seller or any Subsidiary of Seller (whether such Subsidiary is in existence on the date hereof or is hereafter organized); or (d) make or authorize any statement, recommendation or solicitation in support of any possible Acquisition Proposal with Seller or any Subsidiary of Seller (whether such Subsidiary is in existence on the date hereof or is hereafter organized) other than by Parent or Buyer. Seller shall, and shall cause its Representatives to, immediately cease and cause to be terminated any such contacts or negotiations with any Person relating to any Acquisition Proposal. As used in this Section 5.4, "Acquisition Proposal" shall mean a proposal or offer for (i) a merger, consolidation or other business combination involving an acquisition of the Business or the Purchased Assets or (ii) any extraordinary business transaction involving or otherwise relating to the Business or Purchased Assets; provided however, that the term "Acquisition Proposal" shall not include any proposal or offer for any business combination or similar transaction involving Seller or any of its Subsidiaries or any assets of Seller or any of its Subsidiaries (other than the Purchased Assets) that does not disturb, interfere with or adversely effect Parent's or Buyer's rights under this Agreement and the Ancillary Agreements, the availability of the Purchased Assets for purchase and delivery to Parent and Buyer as provided in this Agreement or Seller's ability to perform and comply with its obligations under this Agreement or any of the Ancillary Agreements.

        5.5    Reasonable Efforts.    During the Pre-Closing Period, each of the Parties will use their reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article VII below).

        5.6    Notices and Consents.    During the Pre-Closing Period, Seller will give any notices to third parties and use reasonable commercial efforts to obtain any third party consents that are listed in Schedule 7.1(e) to the Seller Disclosure Letter. During the Pre-Closing Period, except as may be otherwise agreed by the Parties, each of the Parties will give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents, and approvals of, Governmental Bodies in connection with the matters identified in Sections 3.3 and 3.4 of Seller

Disclosure Letter or as otherwise reasonably required in connection with the transactions contemplated by this Agreement.

        5.7    Employee Matters.

          (a)    Offers of Employment.    Prior to the Closing, Buyer shall offer employment, contingent on the Closing, to each of the Employees identified by Buyer on Schedule 5.7(a) (such Schedule 5.7(a) may be updated by Buyer at any time prior to the date three (3) days prior to the Closing) and who are still employed by Seller or a Subsidiary of Seller on the day immediately preceding the Closing Date, such employment to commence on the Closing Date on terms that will provide such Employees salaries not less than their current base salaries with Seller and that will include customary medical insurance, health and other benefits customarily provided by Parent to its employees generally on a non-discriminatory basis. With respect to certain Employees identified on Schedule 5.7(a), such offer of employment will include vacation eligibility on the terms identified for such Employee on Schedule 5.7(a), rather than on Buyer's standard terms for similarly situated personnel. Seller shall, and shall cause its officers, to cooperate with Parent and Buyer in connection with their good faith efforts to hire the Employees listed on Schedule 5.7(a), including, without limitation, allowing representatives of Parent and Buyer reasonable access during normal business hours to meet with and distribute to such Employees such forms and other documents relating to their proposed employment with Parent or Buyer, provided such access does not unreasonably interfere with Seller's conduct of the Business. Immediately prior to the Closing Date, Seller shall transfer or terminate all Employees employed at the Facility who have not been identified on Schedule 5.7(a) or otherwise hired by Parent or Buyer. Seller shall be solely liable for all (i) Employment Liabilities and other Liabilities, if any, of Seller to any and all Employees who do not accept employment with Buyer and (iii) all Liabilities for severance and other costs, including without limitation, employment-related Liabilities and other obligations related to transfers and terminations of Employees who are not listed on Schedule 5.7(a) or have not otherwise been hired by Parent or Buyer (the "Termination Liabilities"); provided, however, that Buyer shall be liable for the Termination Liabilities with respect to Transferred Employees but only to the extent such Termination Liabilities are not Assumed Employment Liabilities.

          (b)   Buyer and Seller shall use commercially reasonable efforts to achieve an orderly transfer of the Transferred Employees to the employment of Parent or Buyer effective upon the Closing as contemplated by this Agreement. Upon satisfaction of the conditions to the payment of the Employee Retention Bonuses, Buyer shall pay to the eligible Transferred Employees, as set forth on Schedule 5.7(b), their respective Employee Retention Bonuses.

          (c)   Prior to Closing, Seller and its Subsidiaries shall not take any actions: (i) to offer alternate employment within the Seller's or any of its Subsidiaries' operations to any Employees listed on Schedule 5.7(a), except as otherwise agreed to by Parent or Buyer, or (ii) to actively and willfully discourage or prevent any Employee listed on Schedule 5.7(a) from becoming an employee of Parent or Buyer on or after the Closing Date.

ARTICLE VI

OTHER AGREEMENTS AND COVENANTS

        6.1    Confidentiality.    All Book and Records of Seller, and other confidential and/or proprietary information of a party to this Agreement are hereinafter referred to as "Confidential Information." A party who owns and discloses its Confidential Information is referred to below as a "Disclosing Party" and a party who receives or is given access to a Disclosing Party's Confidential Information is referred to below as a "Receiving Party." Each party hereto agrees that all Confidential Information of another party that is disclosed to such party in the course of negotiating the Transactions contemplated by this Agreement or conducting due diligence in connection herewith will be held in confidence, and will not be used or disclosed by the Receiving Party except for the purposes relating to or permitted by this Agreement for which such Confidential Information was disclosed, and in the event of termination of this Agreement prior to completion of the Transactions, will be promptly destroyed by the Receiving Party or returned to the Disclosing Party, upon the Disclosing Party's written request. It is agreed that Confidential Information will not include information that: (i) was rightfully known to such Receiving Party before receipt of such information from the Disclosing Party; (ii) is or becomes generally known to the public through no breach of this Section or any act or omission on the part of the Receiving Party; (iii) was or is disclosed by a third party having the legal right to disclose such information with no obligation of confidence to the Disclosing Party, or is required to be disclosed as a result of court order or similar process; or (iv) is independently developed by the Receiving Party without use of any of the Disclosing Party's Confidential Information (as evidenced by a contemporaneous writing).

        6.2    Additional Documents and Further Assurances.    Each Party hereto, at the reasonable request of another Party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the Transactions (provided that the foregoing will not require any Party to make any payment of consideration to any other Person).

        6.3    Covenant Not to Compete.

          (a)    Covenant.    Subject to the provisions of Section 6.3(f) below, in partial consideration of the payment of the Purchase Price, Seller covenants and agrees that, if the sale and purchase of the Purchased Assets hereunder is consummated and closed, then during the Restricted Period (as defined below), Seller and its Subsidiaries shall not, directly or indirectly, (i) engage in, carry on, manage, operate, perform or control the management or operation of any Restricted Business (as defined below) in any portion of the territory (the "Restricted Territory") consisting of the world, or (ii) own any equity interest in any Person that, as a principal part of its business, is engaged in, carries on, manages, operates, performs or controls the management or operations of any Restricted Business in the Restricted Territory, provided however, that the covenant set forth in clause (a)(ii) above will not prohibit Seller from (i) owning up to 10% of the outstanding voting securities of a publicly-held or privately-held company as long as no employee or other representative of Seller serves in a managerial or advisory capacity with respect to such company or (ii) investing in venture capital or other investment funds having investments in companies engaged in the Restricted Business as long as Seller does not exercise any managerial or operational control over or provide services to any such portfolio company engaged in the Restricted Business.

          (b)    Restricted Period.    Subject to the provisions of Section 6.3(f) below, as used herein, the term "Restricted Period" means that period of time beginning immediately after the completion of the Closing on the Closing Date and ending on that date which is the earliest to occur of: (i) four (4) years after the Closing Date; or (ii) the failure by Buyer to pay Seller in full any Earn-Out Consideration (including but not limited to the Period 1 Shortfall or the Period 2 Shortfall) when such payment is due to Seller hereunder, which failure remains uncured within ten (10) business days after notice after notice of default on such payment is received by Parent or Buyer.

          (c)    Restricted Business; OEM Customer.    For purposes of this Section 6.3, the term "Restricted Business" means each of the following: (i) the design, manufacture, distribution or sale of Business Products or products substantially similar to Business Products to Qualified Business Customers or OEM Customers (as defined below), and (ii) the design, manufacture, distribution or sale of Business Products or external storage system products to Qualified Business Customers or OEM Customers. For purposes of this Section 6.3, the term "OEM Customers" means companies (i) that are engaged in the design, development, manufacture and sale or distribution of electronics systems and products under such companies' brand names and (ii) that purchase Business Products or external storage system products directly from Parent or its Affiliates. Notwithstanding the foregoing, none of the following activities (whether considered separately or collectively) shall constitute a Restricted Business for purposes hereof and accordingly Seller and its Affiliates, successors and assigns shall be entitled to engage in each of the following activities at any time without any breach or violation of Section 6.3 of this Agreement: (i) the development, marketing, sale and distribution of products substantially similar to or having the same or substantially similar functionality as Business Products by Seller or its Affiliates to customers under any Seller-owned brand; (ii) the development, marketing, sale and distribution of Seller's Jupiter family of products as set forth on Schedule 6.3(c) (the "Jupiter Products") to International Business Machines Corporation and its Affiliates; (iii) the performance of the FS Agreement as contemplated by Section 2.8(b) of this Agreement until such time as the FS Agreement is duly and validly assigned to Parent or its Affiliates; and (iv) the development, marketing, sale and distribution of storage software or software for RAID controllers or other similar products not involving (x) the development of external system storage hardware products or (y) the development, marketing, sale or distribution of JBODs or RBODs.

          (d)    Other.    Parent and Seller acknowledge and agree that compliance with the covenants contained in this Section 6.3 is necessary to protect Parent and Buyer and that a breach of any such covenant would result in irreparable and continuing damage for which there would be no adequate remedy at Law. Seller agrees that in the event of any breach of such covenant, Parent or Buyer shall be entitled to seek a preliminary and permanent injunctive relief and to such other and further relief as is proper under the circumstances without the posting of any bond by Parent or Buyer. Seller agrees that these covenants shall be deemed to be a series of separate covenants not to compete for each year within the applicable periods of non-competition and separate covenants not to compete for each state within the United States and each country in the world. If any court of competent jurisdiction determines any of the foregoing covenants to be unenforceable with respect to the term thereof or the scope of the subject matter or geography covered thereby, then such covenant shall nonetheless be enforceable by such court against Seller or other relevant Person upon such shorter term or within such lesser scope as may be determined by the court to be reasonable and enforceable. In the event Seller or any of its Subsidiaries is in violation of the aforementioned restrictive covenants, then the time limitation thereof shall be extended for a period of time during which such breach or breaches shall occur, unless a court of competent jurisdiction renders a final non-appealable judgment to the effect that such extension is illegal or unenforceable.

          (e)    Non-Solicitation.    Subject to the provisions of Section 6.3(g) below, Seller further covenants and agrees that, without the prior written consent of the Parent, Seller and its Subsidiaries will not, (i) for a period of one (1) year following the Closing Date hire as an employee officer, agent, consultant or advisor of Seller, or in any other capacity whatsoever, any Transferred Employee engaged in the operation of the Business whose employment has not been terminated by Parent, Buyer or an Affiliate of Parent and (ii) for a period of two (2) years following the Closing Date, solicit for employment as an employee, officer, agent, consultant or advisor of Seller, or in any other capacity whatsoever, any Transferred Employee engaged in the operation of the Business whose employment has not been terminated by Parent, Buyer or an Affiliate of Parent. As used herein, "solicit" means to affirmatively contact or communicate in any manner whatsoever, including, but not limited to, contacts or communications by or through intermediaries, agents, contractors, representatives, or other parties, provided that nothing herein shall be construed to prohibit Seller or any of its Subsidiaries from (i) placing advertisements for employment, requests for inquiry about employment or the availability of employment that are generally available or accessible by significant segments of the public, such as, without limitation, in any newspaper, trade magazine, other periodical, website or publication, or (ii) responding to any unsolicited inquiry by any Transferred Employee concerning employment.

          (f)    Effect of Change of Control.    Except as provided below in this Section 6.3(f), this Section 6.3 shall be binding upon any successor to or assignee of all or substantially all the assets of business of Seller, and Seller will cause any such successor or assignee to acknowledge and agree to be bound by this Section 6.3 for the benefit of Parent and Buyer as a condition precedent to making such entity its successor or assignee to all or substantially all of Seller's assets or business; provided, however that: (i) if Seller consummates a Seller Change of Control (as defined below) in which the acquiring entity, or any of its Affiliates, is, immediately prior to such Seller Change of Control transaction, engaged in the Restricted Business then this Section 6.3 shall not thereafter be binding on such acquiring entity or its Affiliates (with respect to their Restricted Business activities); (ii) if Seller consummates a Seller Change of Control in which the acquiring entity is, immediately prior to such Seller Change of Control transaction, not engaged in any aspect of the Restricted Business, then this Section 6.3 shall not prevent, prohibit or restrict such acquiring entity or its Affiliates from engaging in any aspect of the Restricted Business except that the acquiring entity and its Affiliates may not make any use of Business Intellectual Property in connection with their conduct of any Restricted Business activities for so long as the covenant set forth in this Section 6.3 remains in effect on Seller; and (iv) if the Restricted Period has not previously terminated in accordance with the provisions of this Section 6.3(b), the Restricted Period and this Section 6.3 shall each terminate in its entirety upon the consummation of any Seller Change of Control following the third (3rd) anniversary of the Closing Date or upon such third (3rd) anniversary of the Closing Date, in the event a Seller Change of Control is consummated on or prior thereto. As used herein, the term "Seller Change of Control" of Seller shall mean: (i) the sale or other disposition of all or substantially all of Seller's assets; (ii) the issuance of voting securities of Seller to a single acquiror or a group of affiliated acquirors in a single transaction or series of related transactions, if the voting securities so issued represent fifty percent (50%) or more of the voting power of all Seller's then outstanding securities as of immediately after their issuance; or (iii) the consummation of any consolidation, merger, tender offer or similar transaction involving Seller or a subsidiary of Seller (each such transaction, a "reorganization") which results in the stockholders of Seller immediately prior to such reorganization owning, immediately after consummation of such reorganization, either (A) voting securities of Seller or the surviving entity of such reorganization or such surviving entity's parent entity which represent fifty percent (50%)) or less of the voting securities of Seller, or such surviving entity or such surviving entity's parent entity that are outstanding immediately after consummation of such reorganization or (B) fifty percent (50%) or less of the voting power of all voting securities of Seller or such surviving entity or such surviving entity's parent entity that are outstanding immediately after consummation of such reorganization.

        6.4    Covenants Regarding Books and Records and Retained Materials.

          (a)   In order to facilitate the resolution of any claims made by or against or incurred by a Party after the Closing or for any other reasonable purpose, for a period of three (3) years following the Closing Date, each Party shall (i) retain all books and records relevant to the Transactions, that are in such party's possession immediately prior to the Closing (except that Seller need not retain any records that are transferred to Buyer or Parent pursuant to this Agreement) and which relate to the Business for periods prior to the Closing and (in the case of Seller) which shall not otherwise have been delivered to Parent or Buyer and (ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of the other Party, reasonable access (including the right to make photocopies at such other Party's expense), during normal business hours, to such books and records. Parent and Buyer also agree with Seller that Seller shall be entitled to possess and retain copies of all Business Records for Seller's internal use (including preparation of financial statements and tax returns), provided that no use of such records that would violate this Agreement or any Ancillary Agreement may be made.

          (b)   Seller shall retain the Retained Manufacturing Materials and Retained Software as contemplated by, and for use pursuant to, Section 3.3 of the Buyer Supply Agreement.

        6.5    Amendment to Singapore Transaction Inventory Put.    The inventory put provisions of Section 6.2 of the Singapore APA are hereby modified to with respect to the inventories purchased by Sanmina-Singapore pursuant to the Singapore APA that are used in manufacturing Business Products (the "Singapore Business Products Inventories") (which Singapore Business Product Inventories shall be identified on a Schedule 6.5 to be prepared by the Parties in connection with the post-closing purchase price adjustment process provided for in the Singapore APA) as follows:

          (a)   The First Exercise Period and Put Right associated therewith shall not be applicable to the Singapore Business Products Inventories.

          (b)   The Second Exercise Period with respect to the Singapore Business Products Inventories shall commence on the twelve (12) month anniversary of the closing date under the Singapore APA and continue for a period of thirty (30) days thereafter.

          (c)   Prior to exercising a Put Right during the Second Exercise Period with respect to any of the Singapore Business Products Inventories, Sanmina-Singapore shall have, with respect to the Singapore Business Products Inventories proposed to be included in such exercise of a Put Right, used commercially reasonable efforts to reduce its exposure with respect to such Singapore Business Products Inventories including attempting to use such material elsewhere within its or Parent's operations and taking such other actions as Parent and Buyer would customarily take in the ordinary course of business to reduce exposure related to excess and obsolete material.

All other provisions of Section 6.2 of the Singapore APA shall remain in full force and effect, and the exercise of a Put Right by Sanmina-Singapore with respect to the Singapore Business Products Inventories shall be governed by Section 6.2 of the Singapore APA as amended hereby. All parties hereto that are parties to the Singapore APA are agreeing to the provisions of this Section 6.5 with the intent that this Section 6.5 serve as an amendment to the Singapore APA on the terms set forth above.

ARTICLE VII

CONDITIONS TO THE CLOSING

        7.1    Conditions to Parent's and Buyer's Obligation to Close.    The obligations of Parent and Buyer hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by Parent, but only in a writing signed by Parent):

          (a)    Representations and Warranties.    The representations and warranties of Seller set forth in Article III that are qualified as to materiality or Material Adverse Effect, or in Sections 3.1, 3.2 or 3.3 shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and as of the Closing with the same force and effect as if made on and as of the Closing (except to the extent expressly made as of a particular date, in which case as of such date).

          (b)    Covenants.    Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Seller on or prior to the Closing.

          (c)    No Actions.    No action, suit, or proceeding shall be threatened or pending before any court or quasi- judicial or administrative agency of any non-U.S. or any U.S. federal, state or local jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would, if successful, (A) prevent consummation of any of the transactions contemplated by this Agreement, or (B) result in a Material Adverse Effect on the Business or the Purchased Assets.

          (d)    Closing Certificate.    Seller shall have delivered to Parent an officer's certificate to the effect that each of the conditions specified above in Section 7.1(a) through 7.1(c) (inclusive) is satisfied in all respects.

          (e)    Third Party Consents.    All consents (or waivers in lieu thereof) to the performance by Parent, Buyer and Seller of their respective obligations under this Agreement and the Ancillary Agreements or to the consummation of the Transactions listed in Schedule 7.1(e) to the Seller Disclosure Letter (i) shall have been obtained, (ii) shall be in form and substance reasonably satisfactory to Parent, and (iii) shall be in full force and effect.

          (f)    Delivery of Documents.    Seller will have executed and delivered to Buyer and Sanmina-Singapore the following documents:

            (i)    each of the Ancillary Agreements to which Seller is a party, executed by Seller;

            (ii)   all documents listed on Schedule 7.1(f)(ii) that are reasonably necessary to effect the transfer of the Purchased Assets and the Assumed Liabilities;

            (iii)  the Business Records of Seller;

            (iv)  assignment instruments with regard to the Assigned Contracts and the Assigned Permits, to the extent required and not included among the Ancillary Agreements; and

            (v)   consents from all Persons to discharge any Lien (other than Permitted Liens) existing as of the Closing on the Purchased Assets, the Business or the Facility and set forth in Schedule 7.1(f)(v) to the Seller Disclosure Letter.

          (g)    Board of Directors.    Buyer shall have received a certified copy of the resolutions of the board of directors of Seller (executed by an officer of Seller) approving this Agreement, the sale and transfer of the Purchased Assets to Buyer pursuant to this Agreement and the Ancillary Agreements.

          (h)    Preliminary Net Asset Value Statement.    Seller shall have executed and delivered to Buyer the Preliminary Net Asset Value Statement.

          (i)    Governmental Authorizations.    The Parties shall have received all necessary material authorizations, consents and approvals of Governmental Bodies.

          (j)    Employees.    Parent shall have received an executed offer letter (including Parent or Buyer's standard form of employee proprietary information and inventions agreement), effective as of the Closing Date, from the Requisite Transferred Employee base (as defined below) and none of such Employees shall have notified the Parent, Buyer or Seller of such Employee's intention not to continue his or her employment with the Parent or Buyer after the Closing or questioned the validity of any of such letters or agreement. The "Requisite Transferred Employee Base shall mean (i) all Tier 1 Transferred Employees, (ii) at least 5 of 6 Tier II Transferred Employees and (iii) at least 14 of 18 Tier III Transferred Employees. The classification of the Transferred Employees into tiers I, II and III is as set forth on Schedule 7.1(j).

        7.2    Conditions to Seller's Obligations to Close.    The obligations of Seller hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by Seller, but only in a writing signed by Seller):

          (a)    Representations and Warranties.    The representations and warranties of Parent and Buyer set forth in Article IV that are qualified as to materiality or Material Adverse Effect, or in Sections 4.1, 4.2 or 4.3 shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and as of the Closing with the same force and effect as if made on and as of the Closing (except to the extent expressly made as of a particular date, in which case as of such date).

          (b)    Covenants.    Parent and Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing.

          (c)    No Actions.    No action, suit, or proceeding shall be threatened or pending before any court or quasi-judicial or administrative agency of any non-U.S. or any U.S. federal, state or local jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would, if successful, (A) prevent consummation of any of the Transactions, or (B) result in a Material Adverse Effect on the Business or the Purchased Assets.

          (d)    Closing Certificate.    Parent shall have delivered to Seller an officer's certificate to the effect that each of the conditions specified above in Section 7.2(a) through 7.2(c) (inclusive) is satisfied in all respects.

          (e)    Third Party Consents.    All consents (or waivers in lieu thereof) to the performance by Parent, Buyer and Seller of their respective obligations under this Agreement and the Ancillary Agreements or to the consummation of the Transactions listed in Schedule 7.1(e) to the Seller Disclosure Letter (i) shall have been obtained, (ii) shall be in form and substance reasonably satisfactory to Seller, and (iii) shall be in full force and effect.

          (f)    Delivery of Documents.    Parent and Buyer will have executed and delivered to Seller the following documents:

            (i)    each of the Ancillary Agreements to which Buyer or Parent is a party, as applicable; and

            (ii)   assumption instruments with regard to the Assigned Contracts and the Assumed Permits to the extent not included in the Ancillary Agreements.

          (g)    Board of Directors.    Seller shall have received a certified copy of the resolutions of each of the board of directors of Buyer and Parent executed by an officer of Buyer or Parent, as applicable, approving this Agreement, the purchase of the Purchased Assets by Buyer, and the Ancillary Agreements.

          (h)    Governmental Authorizations.    The Parties shall have received all necessary material authorizations, consents and approvals of Governmental Bodies.

ARTICLE VIII

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

        8.1    Representations, Warranties and Covenants.    The covenants contained in this Agreement shall survive the Closing Date in accordance with their terms. The representations and warranties contained in this Agreement and the Ancillary Agreements shall survive the Closing Date for a period of twelve (12) months after the Closing Date (such date upon which they expire being referred to herein as the "Survival Date") and shall thereafter expire; provided, however, that notwithstanding the foregoing the representations and warranties of Seller contained in Section 3.7 (Tax Matters) and Section 3.17 (Environment, Health and Safety) shall survive the Closing Date for a period of twenty-four (24) months after the Closing Date. Buyer's or Parent's (or any Buyer Indemnitee's) right to make a claim for indemnification under Section 9.1, and Seller's (or any Seller Indemnitee's) right to make a claim for indemnification under Section 9.2, shall expire with respect to any such claims which are not made on or prior to the date, if any, on which the survival period for such representation or warranty expires. In addition to the foregoing provisions, any claims under Article IX must be asserted in writing with reasonable particularity by the party making such claim, including identifying the basis and material factual circumstances of the claim and estimate of the potential Damages sought to be recovered thereby.

ARTICLE IX

INDEMNIFICATION

        9.1    Indemnification by Seller.    Subject to this Article IX, Seller agrees to defend, indemnify and hold harmless Parent and Buyer and their respective successors, assigns and Affiliates (individually, a "Buyer Indemnitee", and collectively, the "Buyer Indemnitees") from and against and in respect of any and all losses, damages, deficiencies, liabilities, assessments, judgments, costs and expenses, including attorneys' fees (both those incurred in connection with the defense or prosecution of the indemnifiable claim and those incurred in connection with the enforcement of this provision) net of insurance proceeds received by the Buyer Indemnitee with respect thereto (collectively, "Damages") suffered or incurred by any Buyer Indemnitee which is caused by, resulting from or arising out of:

          (a)   any breach of any representation, warranty or covenant of Seller contained in this Agreement or in any Ancillary Agreement, or other agreement, certificate, instrument or other document entered into or delivered by Seller at the Closing in connection herewith (it being understood and agreed that solely for purposes of determining the amount of Damages for purposes of the indemnification obligations set forth in this Article IX, all qualifications as to "materiality," and all "Material Adverse Effect" and "knowledge" qualifications, contained in such representations and warranties shall be disregarded and have no force or effect);

          (b)   Claims that the manufacturing, marketing, distribution, sale or use of any of the Business Products by Buyer or its Affiliates from and after the Closing Date infringe any Intellectual Property Rights of third parties to the extent such alleged infringement is caused by a design or product configuration that existed as of the Closing Date, including, without limitation, liability for trebled, consequential and punitive damages in connection with the foregoing;

          (c)   any Excluded Liabilities;

          (d)   Taxes of Seller, other than Taxes related to the transactions contemplated hereby which Buyer has agreed to pay pursuant to Section 2.6;

          (e)   Liabilities of Seller, whether arising before or after the Closing, arising from or relating to the ownership of the Purchased Assets or the conduct of the Business prior to the Closing Date (other than the Assumed Liabilities);

          (f)    any and all Damages suffered or incurred by Buyer Indemnitee by reason of or in connection with any claim or cause of action of any third party to the extent arising out the operation of the Business prior to the Closing (other than any of the Assumed Liabilities);

          Subject to the limitations set forth in Section 9.5 and elsewhere in this Article IX, to the extent that Seller's undertakings set forth in this Section 9.1 may be unenforceable, Seller shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Damages incurred by Buyer Indemnitee.

        9.2    Indemnification by Buyer and Parent.    Subject to this Article IX, the Buyer and Parent each joint and severally agrees to defend, indemnify and hold harmless the Seller and its respective successors, assigns and Affiliates (individually, a "Seller Indemnitee", and collectively, the "Seller Indemnitees") from and against and in respect of any and all Damages suffered or incurred by any Seller Indemnitee which is caused by, resulting from or arising out of:

          (a)   any breach of any representation, warranty or covenant of Buyer or Parent contained in this Agreement, or in any Ancillary Agreement, or other agreement, certificate, instrument or other document entered into or delivered by any Buyer at the Closing in connection herewith (it being understood and agreed that solely for purposes of determining the amount of Damages for purposes of the indemnification obligations set forth in this Article IX, all qualifications as to "materiality," and all "Material Adverse Effect" and "knowledge" qualifications, contained in such representations and warranties shall be disregarded and have no force or effect); and

          (b)   any Assumed Liabilities;

          (c)   any of the Assigned Contracts with respect to any facts or circumstances arising or occurring after the Closing;

          (d)   Taxes of Buyer and of Seller and Adaptec-Singapore to the extent provided in Section 2.6;

          (e)   Liabilities (other than Excluded Liabilities) of Buyer or Parent arising from or relating to the ownership of the Purchased Assets, actions or inactions of Buyer or Parent or the conduct of the Business on or after the Closing; and

          (f)    any and all Damages suffered or incurred by a Seller Indemnitee by reason of or in connection with any claim or cause of action of any third party to the extent arising out of the operation of the Business on or after the Closing (except any of the foregoing that constitute or relate to Excluded Liabilities).

          Subject to the limitations set forth in Section 9.5 and elsewhere in this Article IX, to the extent that Buyer's or Parent's undertakings set forth in this Section 9.2 may be unenforceable, Buyer and/or Parent shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Damages incurred by Seller Indemnitees.

        9.3    Notice and Opportunity to Defend.    If any action, proceeding, claim, liability, demand or assessment shall be asserted against any Buyer Indemnitee or any Seller Indemnitee (the "Indemnitee") in respect of which such Indemnitee proposes to demand indemnification, such Indemnitee shall notify the party obligated to provide indemnification pursuant to Section 9.1 or Section 9.2 (the "Indemnifying Party") thereof within a reasonably prompt period of time after assertion thereof; provided, however, that the failure to so notify the Indemnifying Party shall only affect the Indemnitee's right to indemnification hereunder to the extent that the Indemnifying Party's interests are actually and materially prejudiced thereby. Subject to rights of or duties to any insurer or other third Person having liability therefor, the Indemnifying Party shall have the right, within ten (10) days after receipt of such notice, to assume the control of the defense, compromise or settlement of any such action, suit, proceeding, claim, liability, demand or assessment, and to retain counsel in connection therewith; provided, however, that if the Indemnifying Party shall exercise its right to assume such control:

          (a)   the Indemnitee may, in its sole discretion and at its own expense, employ separate counsel to represent it in any such matter, and in such event counsel selected by the Indemnifying Party shall be required to cooperate with such counsel of the Indemnitee in such defense, compromise or settlement for the purpose of informing and sharing information with such Indemnitee;

          (b)   for any subject matter, the Indemnitee will, at its own expense, make available to the Indemnifying Party those employees of the Indemnitee or any Affiliate of the Indemnitee whose assistance, testimony or presence is necessary to assist the Indemnifying Party in evaluating and in defending any such action, suit, proceeding, claim, liability, demand or assessment; provided, however, that any such access shall be conducted in such a manner as not to interfere unreasonably with the business activities of the Indemnitee and its Affiliates;

          (c)   the Indemnifying Party shall not compromise or settle any such action, suit, proceeding, claim, liability or assessment without the consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed;

          (d)   in the event that any action, suit, proceeding, claim, liability or assessment (or the compromise or settlement thereof) involves a claim by a Buyer Indemnitee for (i) injunctive relief that affects or would reasonably be expected to affect the Business in any material respect, or (ii) a claim for damages (or a claim that results, or would reasonably be expected to result in damages) in excess of limitations set forth in Section 9.5(c), Parent shall have the right to control the defense and settlement thereof, at its sole cost and expense (subject to the limitations set forth in Article IX; provided, however, that Parent shall not compromise or settle any such action, suit, proceeding, claim, liability or assessment without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

        9.4    Remedies.    Except for the right to seek to specifically enforce the covenants hereunder, and except as specifically provided in this Agreement (including, without limitation, the immediately succeeding sentence), following the Closing Date, in the absence of fraud or intentional misrepresentation (a "Fraud Claim"), the sole and exclusive remedy of both Buyer and Seller with respect to any breach of any representation or warranty contained in this Agreement, in any Ancillary Agreement or in any agreement, certificate, instrument or other document entered into in connection herewith at the Closing or any covenant or agreement in this Agreement, shall be restricted to the indemnification rights set forth in this Article IX. Nothing contained in this Article IX or elsewhere in this Agreement shall limit the liability of a Party under this Agreement if this Agreement is terminated in accordance with Article X hereof due to a material breach of this Agreement by such Party.

        9.5    Certain Limitations.    The liability of the Seller, Parent or the Buyer, as applicable, for claims under this Agreement shall be limited by the following:

          (a)    No Claims for Breaches of Representations and Warranties After Survival Date.    At any time after the applicable Survival Date for a representation and warranty, (i) the Seller shall have no further obligations under this Article IX for breaches of such representations and warranties of the Seller, except for Damages with respect to which the Buyer Indemnitee has timely given the Seller written notice prior to such Survival Date in accordance with Sections 8.1 and 9.3 and (ii) the Buyer and Parent shall have no further obligations under this Article IX for breaches of such representations and warranties of the Buyer or Parent, except for Damages with respect to which the Seller Indemnitee has given the Buyer or Parent written notice prior to such Survival Date in accordance with Sections 8.1 and 9.3.

          (b)    Seller Indemnification Threshold.    Notwithstanding anything to the contrary herein, except with respect to Fraud Claims, any claim by a Buyer Indemnitee against Seller pursuant to Section 9.1(a) shall be payable by Seller only in the event that the accumulated amount of Damages in respect of Seller's obligations to indemnify the Buyer Indemnitees under this Agreement shall exceed $100,000 in the aggregate (the "Seller Indemnification Threshold"); provided, however, that at such time as the aggregate amount of Damages in respect of the indemnity obligations of Seller shall exceed the Seller Indemnification Threshold, Seller shall thereafter be liable for all Damages suffered or incurred by the Buyer Indemnitees in excess of such initial $100,000 of Damages.

          (c)    Limitation on Seller Indemnification Liability.    Notwithstanding anything to the contrary herein, in the absence of fraud or willful breach of this Agreement except with respect to Fraud Claims (for which there shall be no limitation), (i) in no event shall the maximum aggregate liability of Seller in respect of any claims by the Buyer Indemnitees against Seller pursuant to Section 9.1(a) for Damages suffered or incurred by any Buyer Indemnitees exceed $1,800,000 and (ii) in no event shall the maximum aggregate liability of Seller in respect of any claims by the Buyer Indemnitees against Seller pursuant to Section 9.1(b) for Damages suffered or incurred by any Buyer Indemnitees exceed $1,800,000. The foregoing liability maximums shall represent separate liability limitations.

          (d)    Mitigation of Damages.    Parent and Buyer covenant that they will use commercially reasonable efforts to mitigate potential liability for intellectual property infringement claims indemnifiable pursuant to Section 9.1(b). Seller shall not be liable to indemnify Buyer Indemnitees for Damages pursuant to Section 9.1(b) to the extent that such Damages are caused by the failure of Parent or Buyer to comply with this Section 9.5(d). This Section shall not limit any obligation arising under applicable law that any Parent Indemnitee or Buyer Indemnitee may otherwise have to mitigate Damages with respect to matters for which such Indemnitee is entitled to indemnification hereunder.

          (e)    Exceptions.    Notwithstanding anything to the contrary herein, the limitations contained in this Section 9.5 shall not apply to claims for indemnification by Buyer Indemnitees against Seller pursuant to Sections 9.1(c), 9.1(d), 9.1(e) and 9.1(f). Except for Fraud Claims, Buyer's or Parent's (or any Buyer Indemnitee's) right to make a claim for indemnification under Sections 9.1(c), 9.1(d), 9.1(e), and 9.1(f) shall expire with respect to such claims which are not made on or prior to the date five (5) years following the Closing Date. Notwithstanding anything to the contrary herein, the limitations contained in this Section 9.5 shall not apply to claims for indemnification by Seller Indemnitees against Parent or Buyer pursuant to Sections 9.2(b), 9.2(c), 9.1(d), 9.2(e) and 9.1(f). Except for Fraud Claims, Seller's (or any Seller Indemnitee's) right to make a claim for indemnification under Sections 9.2(b), 9.2(c), 9.2(d), 9.2(e) and 9.2(f) shall expire with respect to such claims which are not made on or prior to the date five (5) years following the Closing Date.

          (f)    No Double Recovery.    A party who is entitled to indemnification under this Article IX may make only a single recovery for Damages suffered or incurred by such party for which such party is entitled to indemnification under this Article IX.

ARTICLE X

TERMINATION

        10.1    Termination of the Agreement.    The Parties may terminate this Agreement as provided below:

          (a)   Parent and Seller may terminate this Agreement as to all Parties by mutual written consent at any time prior to the Closing;

          (b)   Parent or Seller may terminate this Agreement by written notice if: (i) the Closing has not occurred by February 15, 2006; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

          (c)   Parent or Seller may terminate this Agreement by written notice to the other if: (i) there shall be a final nonappealable order of a court of competent jurisdiction in effect preventing consummation of the transactions contemplated by this Agreement or (ii) there shall be any Law or Order enacted, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Body that would make consummation of the transactions contemplated by this Agreement illegal;

          (d)   Parent or Seller may terminate this Agreement by written notice if there shall be any action taken, or any Law or Order enacted, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Body, which would (i) prohibit Parent's or Buyer's ownership or operation of all or a material portion of the Business or the Purchased Assets or (ii) compel Parent or Buyer to dispose of or hold separate all or a material portion of the business or assets of Parent or Seller as a result of the transactions contemplated by this Agreement;

          (e)   Parent may terminate this Agreement by written notice if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Seller and such material breach has not been cured within thirty (30) calendar days after written notice to Seller; provided, however, that, no cure period shall be required for a breach which by its nature cannot be cured;

          (f)    Seller may terminate this Agreement by written notice if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Buyer and such material breach has not been cured within thirty (30) calendar days after written notice to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; and

          (g)   Parent may terminate this Agreement by written notice delivered to Seller if an event having a Material Adverse Effect on, or that would reasonably be expected to have a Material Adverse Effect on, the Business or on the Purchased Assets shall have occurred after the date of this Agreement.

        10.2    Effect of Termination.    If any Party terminates this Agreement in accordance with the provisions of Section 10.1 above, then effective upon such termination all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party; provided that each Party shall remain liable for any material breaches of this Agreement by such Party that occurred prior to the termination of this Agreement; and provided, further, that the provisions contained in Section 6.1 (confidentiality) and Article XI (miscellaneous) shall survive termination.

ARTICLE XI

MISCELLANEOUS

        11.1    Press Releases and Public Announcements.    No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that (a) either Seller or Parent may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case Seller or Parent, as applicable, will use its reasonable efforts to advise the other Parties prior to making the disclosure) and (b) Seller may correspond with third parties in writings in form and substance reasonably satisfactory to Parent with respect to obtaining consents from such parties pursuant to Sections 5.6 or 7.1(f).

        11.2    No Third Party Beneficiaries.    Except as provided in Article IX with respect to indemnification of Seller Indemnitees and Buyer Indemnitees, this Agreement shall not confer any rights or remedies upon any Person other than the Parties, and their respective successors and permitted assigns, other than as specifically set forth herein.

        11.3    Entire Agreement and Modification.    This Agreement and the Ancillary Agreements (including the exhibits and schedules hereto and thereto) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede any prior understandings, agreements, warranties or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof. The express terms in this Agreement and the Ancillary Agreement control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof and thereof.

        11.4    Amendment.    This Agreement may be amended by the Parties hereto at any time by execution of an instrument in writing signed by Parent and Seller.

        11.5    Waivers.    The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (i) no claim or right of a party hereto arising out of this Agreement, any Ancillary Agreement or the other documents referred to in this Agreement can be waived or renounced except by a writing to that effect signed by such party; (ii) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

        11.6    Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that so long as Parent remains liable for all obligations of Parent, Buyer or any of their respective Affiliates under this Agreement and each Ancillary Agreement, Parent may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder.

        11.7    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

        11.8    Headings.    The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

        11.9    Notices.    All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) upon delivery, if delivered by hand, (b) three Business Days after the Business Day of deposit with Federal Express or similar overnight courier, freight prepaid or (c) one Business Day after the Business Day of facsimile transmission, if delivered by facsimile transmission with copy by Federal Express or similar overnight courier, freight prepaid, and shall be addressed to the intended recipient as set forth below:

        If to Parent, Buyer or Sanmina-Singapore:

    Sanmina-SCI Corporation
    2700 North First Street
    San Jose, CA 95134
    Attention: Robin Walker, Senior Vice President, Corporate Development
                      Steven Jackman, Vice President and Corporate Counsel
    Telephone No.: (408) 964-3500
    Facsimile No.: (408) 964-3636

        With copy to:

    Wilson Sonsini Goodrich & Rosati, Professional Corporation
    650 Page Mill Road
    Palo Alto, California 94304
    Attention: Christopher D. Mitchell, Esq.
    Facsimile No: (650) 493-6811

        If to Seller or Adaptec-Singapore:

    Adaptec, Inc.
    691 South Milpitas Boulevard
    Milpitas, CA, 95035
    Attention: Marshall Mohr, Chief Financial Officer
    Facsimile No: (408) 957-1682

        With copy to:

    Fenwick & West LLP
    801 California Street
    Mountain View, CA, 94041
    Attention: Dennis DeBroeck, Esq.
    Facsimile No.: (650) 938-5200

        Any Party may change the address to which notices, requests, demands, claims, and other communications to such Party hereunder are to be delivered by giving the other Parties ten (10) days' advance written notice to the other Parties pursuant to the provisions above.

        11.10    Governing Law.    This Agreement shall be governed in all respects solely by the substantive internal laws of the State of California, without regard to conflicts of laws or the choice of law principles of any jurisdiction, including the State of California, and without the need of any Party to establish the reasonableness of the relationship between the laws of the State of California and the subject matter of this Agreement, and all questions concerning the validity and construction hereof shall be determined in accordance with the laws of the State of California.

        11.11    Severability.    Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

        11.12    Expenses.    Subject to the provisions of this Agreement, each Party will bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby.

        11.13    Construction.

          (a)   The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

          (b)   Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular, and all words in any gender shall extend to and include all genders.

        11.14    Seller Disclosure Letter.

          (a)   The disclosures in Seller Disclosure Letter, and those in any supplement thereto, must relate only to (i) the representations and warranties in the section of the Agreement to which they expressly relate and (ii) any other representation or warranties in this Agreement to the extent it is reasonably apparent from the text of any such disclosure that such disclosure relates to, modifies or qualifies such other representations and warranties.

          (b)   Except to the extent otherwise expressly provided in the text of the Seller Disclosure Letter, statements contained within the Seller Disclosure Letter shall be deemed to be representations and warranties under this Agreement.

        11.15    Attorneys' Fees.    If any legal proceeding or other action relating to this Agreement is brought or otherwise initiated, the prevailing Party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing Party may be entitled).

        11.16    Further Assurances.    The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

        11.17    Time of Essence.    With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

        11.18    Consent to Jurisdiction.    Subject to Section 11.2 above, the competent court in Santa Clara County, California (the "Competent Court") (and not any other court in any state or country) shall have exclusive jurisdiction in connection with this Agreement. Subject to Section 11.2 above, each Party hereby irrevocably submits to the exclusive jurisdiction of the Competent Court in any action or proceeding arising out of or relating to this Agreement and irrevocably waives any objection such person may now or hereafter have as to the venue of any such suit, action or proceeding brought in the Competent Court or that the Competent Court is an inconvenient forum.

        11.19    Schedules and Exhibits.    The Schedules and Exhibits described herein and attached hereto constitute an inseparable part of this Agreement and are incorporated into this Agreement for all purposes as if fully set forth herein. Any disclosure made in any Schedule to this Agreement which may be applicable to another Schedule to this Agreement shall be deemed to be made with respect to such other Schedule only if a specific cross reference is made thereto or if it is readily apparent that such disclosure should apply to such other Schedule.

        11.20    Guarantee by Parent.    As a material inducement and consideration for Seller to enter into this Agreement, Parent hereby agrees to unconditionally and promptly guarantee, pay and perform all obligations and duties (including but not limited to financial and non-financial obligations and duties) of Buyer under this Agreement to the extent the same are not paid or performed when required to be paid or performed under this Agreement.

[Remainder of Page Intentionally Left Blank]

[Signature page follows]

        IN WITNESS WHEREOF, the Parties hereto have executed this Asset Purchase and Sale Agreement on of the date first above written.

Parent:	SANMINA-SCI CORPORATION
By:
Name:
Title:
Buyer:	SANMINA-SCI SYSTEMS SINGAPORE PTE. LTD.
By:
Name:
Title:
Sanmina-Singapore	SANMINA-SCI USA, INC.
By:
Name:
Title:
Seller:	ADAPTEC, INC.
By:
Name:
Title:
Adaptec-Singapore	ADAPTEC MANUFACTURING (S) PTE. LTD.
By:
Name:
Title:

[Signature Page to Asset Purchase Agreement]

[*]
Confidential Treatment Requested. Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

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  Exhibit 10.49
ASSET PURCHASE AND SALE AGREEMENT
TABLE OF CONTENTS
EXHIBITS
ASSET PURCHASE AND SALE AGREEMENT
RECITALS
ARTICLE I DEFINITIONS
ARTICLE II PURCHASE AND SALE OF ASSETS
ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER
ARTICLE V PRE-CLOSING COVENANTS
ARTICLE VI OTHER AGREEMENTS AND COVENANTS
ARTICLE VII CONDITIONS TO THE CLOSING
ARTICLE VIII SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS
ARTICLE IX INDEMNIFICATION
ARTICLE X TERMINATION
ARTICLE XI MISCELLANEOUS